UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14 (a)
OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6 (e) (2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a 11 (c) or Section 240.14a 12
INTEVAC, INC.

(Exact Name of Registrant as Specified in its Charter)
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April 5, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Intevac, Inc., a Delaware corporation, which will be held Wednesday, May 18, 2011, at 4:30 p.m., local time, at our principal executive offices located at 3560 Bassett Street, Santa Clara, California 95054. The accompanying notice of Annual Meeting, proxy statement and form of proxy card are being distributed to you on or about April 7, 2011.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying proxy materials. Also included is a copy of our 2010 Annual Report. We encourage you to read this information carefully.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of Intevac. We look forward to seeing you at the Annual Meeting. Please notify Joanne Diener at (408) 496-2242 if you plan to attend.

Sincerely yours,

Kevin Fairbairn
President and Chief Executive Officer

INTEVAC, INC.
3560 Bassett Street
Santa Clara, California 95054

NOTICE OF ANNUAL MEETING
FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, May 18, 2011 at 4:30 p.m., Pacific daylight time.
Place:	Intevac’s principal executive offices, located at: 3560 Bassett Street, Santa Clara, California 95054.
Items of Business:	(1) To elect directors to serve for the ensuing year or until their respective successors are duly elected and qualified.
(2) To approve an amendment to the Intevac 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 300,000 shares.
(3) To approve an amendment to the Intevac 2004 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares and approve the material terms of the plan.
(4) To ratify the appointment of Grant Thornton LLP as Intevac’s independent public accountants for the fiscal year ending December 31, 2011.
(5) To recommend, by advisory vote, executive compensation.
(6) To recommend, by advisory vote, the frequency of holding an advisory vote on executive compensation.
(7) To transact such other business as may properly come before the Annual Meeting.
These items of business are more fully described in the proxy statement accompanying this notice.
Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
Record Date:	You are entitled to vote if you were a stockholder of record as of the close of business on March 29, 2011.
Voting:	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy card or vote on the Internet or by telephone as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About Procedural Matters” and the instructions on the enclosed proxy card.

All stockholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors,

JEFFREY ANDRESON
Executive Vice President, Finance and
Administration, Chief Financial Officer,
Treasurer and Secretary

This notice of Annual Meeting, proxy statement and accompanying form of proxy card are being distributed on or about April 7, 2011

Page

Questions and Answers About Procedural Matters	1
Annual Meeting	1
Stock Ownership	1
Quorum and Voting	1
Stockholder Proposals and Director Nominations	5
Additional Information about the Proxy Materials	6
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 18, 2011	7
Proposal One — Election of Directors	8
Nominees	8
Business Experience and Qualifications of Nominees for Election as Directors	8
Proposal Two — Approval of an Amendment to the Intevac 2003 Employee Stock Purchase Plan to Increase the Number of Shares Reserved for Issuance Thereunder by 300,000 Shares	10
Summary of the 2003 Employee Stock Purchase Plan	10
Certain Federal Income Tax Information	12
Amendment and Termination of the Plan	12
Purchase Plan Transactions for Certain Individuals and Groups	12
Proposal Three — Approval of an Amendment to the Intevac 2004 Equity Incentive Plan to Increase the Number of Shares Reserved for Issuance Thereunder by 500,000 Shares and Approve the Material Terms of the Plan	14
Summary of the 2004 Equity Incentive Plan	15
Federal Tax Aspects	18
Amendment and Termination of the 2004 Plan	20
Awards to be Granted to Certain Individuals and Groups	20
Proposal Four — Ratification of Independent Public Accountants	21
Principal Accountant Fees and Services	21
Pre-Approval of Audit and Permissible Non-Audit Services	21
Proposal Five — Advisory Vote on Executive Compensation	22
Compensation Program and Philosophy	22
Proposal Six — Frequency of Advisory Vote on Executive Compensation	23
Corporate Governance Matters	24
Code of Business Conduct and Ethics	24
Independence of the Board of Directors	24
Board Meetings and Committees	24
Attendance at Annual Stockholder Meetings by the Board of Directors	25
Contacting the Board of Directors	28
Executive Compensation	29
Compensation Discussion and Analysis	29
Compensation Committee Report	39
2010 Summary Compensation Table	40
Grants of Plan-Based Awards in 2010	41
Outstanding Equity Awards at 2010 Fiscal Year-End	42
Option Exercises and Stock Vested in 2010	43
Potential Payments upon Termination or Change of Control	43

INTEVAC, INC.
3560 Bassett Street
Santa Clara, California 95054

PROXY STATEMENT
FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Intevac, Inc. is providing these proxy materials to you in connection with the solicitation of proxies for use at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held Wednesday, May 18, 2011 at 4:30 p.m., Pacific daylight time, or at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein. The notice of Annual Meeting, this proxy statement and accompanying form of proxy card are being distributed to you on or about April 7, 2011.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at Intevac’s principal executive offices, located at 3560 Bassett Street, Santa Clara, California 95054. The telephone number at that location is 408-986-9888.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of March 29, 2011. You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 4:30 p.m., Pacific daylight time.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record — If your shares are registered directly in your name with Intevac’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” These proxy materials have been sent directly to you by Intevac.

Beneficial owners — Many Intevac stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” In this case the proxy materials will have been forwarded to you by your broker, trustee or nominee, who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote those shares at the Annual Meeting.

Quorum and Voting

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of Intevac’s common stock, par value $0.001 per share (the “Common Stock”) at the close of business on March 29, 2011 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

At the Record Date, we had 22,825,500 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting, held by 110 stockholders of record. We believe that approximately 3,700 beneficial owners hold shares through brokers, fiduciaries and nominees. No shares of Intevac’s preferred stock were outstanding.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By mail — Stockholders of record of Intevac Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Intevac stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

By Internet — Stockholders of record of Intevac Common Stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:00 p.m., Pacific daylight time, on May 17, 2011. Most Intevac stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for Internet voting availability.

By telephone — Stockholders of record of Intevac Common Stock who live in the United States, Puerto Rico or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:00 p.m., Pacific daylight time, on May 17, 2011. Most Intevac stockholders who hold shares beneficially in street name may vote by phone by calling the number specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for telephone voting availability.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

(1)	The election of seven directors to serve for the ensuing year or until their respective successors are duly elected and qualified;

(2)	An amendment to the Intevac 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 300,000 shares;

(3)	An amendment to the Intevac 2004 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares and approve the material terms of the plan;

(4)	The ratification of the appointment of Grant Thornton LLP as independent public accountants of Intevac for the fiscal year ending December 31, 2011;

(5)	The recommendation, by advisory vote, of the executive compensation of the Named Executive Officers (“NEOs”); and

(6)	The recommendation, by advisory vote, of the frequency of holding an advisory vote on executive compensation.

Q:	What is the voting requirement to approve each of the proposals?

A:	Proposal One — A plurality of the votes cast is required for the election of directors. You may vote “FOR” or “WITHHOLD” on each of the seven nominees for election as director. The seven nominees for director receiving the highest number of affirmative votes will be elected as directors of Intevac to serve for a term of one year or until their respective successors have been duly elected and qualified. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two — The affirmative vote of a majority of votes represented and voting at the Annual Meeting, or “votes cast”, is required for approval of the amendment to add an additional 300,000 shares to the Intevac 2003 Employee Stock Purchase Plan. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Proposal Three — The affirmative vote of a majority of votes cast is required for approval of the amendment to add an additional 500,000 shares to the Intevac 2004 Equity Incentive Plan and approve the material terms of the plan. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Proposal Four — The affirmative vote of a majority of votes cast is required to ratify the appointment of Grant Thornton LLP as Intevac’s independent public accountants. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Stockholder ratification of the selection of Grant Thornton LLP as Intevac’s independent public accountants is not required by our Bylaws or other applicable legal requirements. However, the Board is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of Intevac and its stockholders.

Proposal Five — The affirmative vote of a majority of votes cast is required to recommend, by advisory vote, the executive compensation of the NEOs. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal. Because your vote is advisory, it will not be binding on us or the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal Six — The frequency of the advisory vote on compensation of our NEOs — every year, every two years or every three years — receiving the highest number of votes at the Annual Meeting will be the frequency approved by the stockholders. Proxy cards marked “abstain” and broker non-votes will have no effect on the outcome of the vote. Because your vote is advisory, it will not be binding on us or the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

Q:	What is the effect of not casting a vote at the 2011 Annual Meeting?

A:	If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the 2011 Annual Meeting.

If you are a beneficial owner of shares held in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal One) in the approval of an amendment to Intevac’s 2003 Employee Stock Purchase Plan (Proposal Two), in the approval of an amendment to Intevac’s 2004 Equity Incentive Plan (Proposal Three), in the recommendation on executive compensation (Proposal Five), and in the recommendation on frequency on an advisory vote on executive compensation (Proposal Six). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, approval of the amendments or advisory votes, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Intevac’s independent public accountants (Proposal Four).

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” the election of all of the nominees as director listed in Proposal One;

•	“FOR” the adoption of the amendment to add an additional 300,000 shares to the Intevac 2003 Employee Stock Purchase Plan;

•	“FOR” the adoption of the amendment to add an additional 500,000 shares to the Intevac 2004 Equity Incentive Plan and approve the material terms of the plan;

•	“FOR” the proposal to ratify the selection of Grant Thornton LLP as Intevac’s independent public accountants for the fiscal year ending December 31, 2011;

•	“FOR” the (non-binding) vote recommending, on an advisory basis, the compensation of the Company’s executives named in the 2010 Summary Compensation Table, as disclosed in the Company’s Proxy Statement; and

•	“FOR” the (non-binding) vote recommending, on an advisory basis, the holding of an advisory vote on executive compensation once every 3 years.

Q:	If I sign a proxy, how will it be voted?

A:	All shares entitled to vote and represented by properly executed proxy cards received prior to the applicable deadlines described above (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Intevac does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules and deadlines your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Intevac’s Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by making a timely and valid later Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Intevac’s Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Intevac’s Secretary or should be sent so as to be delivered to Intevac’s principal executive offices, Attention: Secretary.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	Intevac will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Intevac may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Intevac may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Intevac may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a Form 8-K within four business days after the Annual Meeting.

Stockholder Proposals and Director Nominations

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Intevac’s proxy materials — Stockholders may present proper proposals for inclusion in Intevac’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Intevac’s Secretary in a timely manner. Assuming a mailing date of April 7, 2011 for this proxy statement, in order to be included in the proxy statement for the 2012 annual meeting of stockholders, stockholder proposals must be received by

Intevac’s Secretary no later than December 9, 2011, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting — In addition, Intevac’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Nominating and Governance Committee or (3) any stockholder entitled to vote who has delivered written notice to Intevac’s Secretary no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Intevac’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of Intevac no later than the Notice Deadline (as defined below).

The “Notice Deadline” is defined as that date which is 120 days prior to the one year anniversary of the date on which Intevac first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, assuming a mailing date of April 7, 2011 for this proxy statement the Notice Deadline for the 2012 annual meeting of stockholders is December 9, 2011.

If a stockholder who has notified Intevac of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Intevac need not present the proposal for a vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:	A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Intevac. All notices of proposals by stockholders, whether or not to be included in Intevac’s proxy materials, should be sent to Intevac’s principal executive offices, Attention: Secretary.

Additional Information about the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:	You may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Intevac proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate set of proxy materials or the 2010 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy materials and 2010 Annual Report.

Stockholders who do not receive a separate copy of the proxy materials and 2010 Annual Report may request to receive a separate copy of the proxy materials and 2010 Annual Report by calling 408-986-9888 or by writing to Investor Relations at Intevac’s principal executive offices. Alternatively, stockholders who share an address and receive multiple copies of our proxy materials and 2010 Annual Report can request to receive a single copy by following the instructions above, although each stockholder of record or beneficial owner must still submit a separate proxy card.

Q:	What is the mailing address for Intevac’s principal executive offices?

A:	Intevac’s principal executive offices are located at 3560 Bassett Street, Santa Clara, California 95054.

Any written requests for additional information, additional copies of the proxy materials and 2010 Annual Report, notices of stockholder proposals, recommendations of candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to this address.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 18, 2011.

The proxy statement and the 2010 Annual Report are available at www.intevac.com

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors (constituting the entire board) are to be elected to serve until the next Annual Meeting of Stockholders and until a successor for any such director is elected and qualified, or until the death, resignation or removal of such director. The seven candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Intevac.

It is intended that the proxies will be voted for the seven nominees named below unless authority to vote for any such nominee is withheld. All seven nominees are currently directors of Intevac. Five of the nominees were elected to the Board by the stockholders at the last annual meeting. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any other person who is designated by the current Board of Directors to fill the vacancy. The proxies solicited by this Proxy Statement may not be voted for more than seven nominees.

Nominees

Set forth below is information regarding the nominees to the Board of Directors.

Name of Nominee	Position(s) with Intevac	Age

Norman H. Pond	Chairman of the Board	72
Kevin Fairbairn	President and Chief Executive Officer (“CEO”)	57
David S. Dury	Director	62
Stanley J. Hill	Director	69
Thomas M. Rohrs	Director	60
John F. Schaefer	Director	68
Ping Yang	Director	58

The Board of Directors recommends a vote “FOR” all the nominees listed above.

Business Experience and Qualifications of Nominees for Election as Directors

Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, financial management and operations. Set forth below are the conclusions reached by the Board with regard to each of its directors.

As described elsewhere in this proxy under the heading “Policy Regarding Board Nominees”, the Company believes that Board members should possess a balance of knowledge, experience and capability on the Board, and considers the following issues: the current size and composition of the Board and the needs of the Board and the respective committees of the Board, such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitment and the like, the relevance of the candidate’s skills and experience to the business, and such other factors as the Nominating and Governance Committee may consider appropriate. In addition to fulfilling the above criteria, 5 of the 7 directors named above are considered independent under the applicable Nasdaq rules.

Mr. Pond is a founder of Intevac and has served as Chairman of the Board since February 1991. Mr. Pond served as President and CEO from February 1991 until July 2000 and again from September 2001 through January 2002. Mr. Pond also held executive management positions at Varian Associates, Inc. and Teledyne. Mr. Pond holds a BS in physics from the University of Missouri at Rolla and an MS in physics from the University of California at Los Angeles. The Board believes Mr. Pond’s qualifications to sit on our Board include his years of experience in the hard disk drive, semiconductor, communication and defense industries including as our Chairman for 20 years and as our President and CEO for 10 years and prior executive management experience.

Mr. Fairbairn joined Intevac as President and CEO in January 2002 and was appointed a director in February 2002. Before joining Intevac, Mr. Fairbairn was employed by Applied Materials from July 1985 to January 2002, most recently as Vice President and General Manager of the Conductor Etch Organization with responsibility for the Silicon and Metal Etch Divisions. From 1996 to 1999, Mr. Fairbairn was General Manager of Applied’s Plasma Enhanced Chemical Vapor Deposition Business Unit and from 1993 to 1996 he was General Manager of Applied’s Plasma Silane CVD Product Business Unit. Mr. Fairbairn holds an MA in engineering sciences from Cambridge University. The Board believes Mr. Fairbairn’s qualifications to sit on our Board include his years of executive experience for a large multinational company in the high technology and semiconductor industries including as our CEO for 9 years, his strong leadership abilities, management skills and technical expertise.

Mr. Dury has served as a director of Intevac since July 2002. Mr. Dury is a co-founder of Mentor Capital Group, a venture capital firm formed in July 2000. From 1996 to 2000, Mr. Dury served as Senior Vice President and Chief Financial Officer of Aspect Development, a software development firm. Mr. Dury holds a BA in psychology from Duke University and an MBA from Cornell University. The Board believes Mr. Dury’s qualifications to sit on our Board include his experience as a CEO of a venture capital firm, his experience with financial accounting matters as a previous CFO, as well as his operational, management and corporate governance expertise working on other companies’ boards of directors.

Mr. Hill was appointed as a director of Intevac in March 2004. Mr. Hill joined Kaiser Aerospace and Electronics Corporation, a privately held manufacturer of electronic and electro-optical systems, in 1969 and served as CEO and Chairman of both Kaiser and K Systems, Inc., Kaiser’s parent company, from 1997 until his retirement in 2000. Prior to his appointment as CEO, Mr. Hill served in a number of executive positions at Kaiser. Mr. Hill holds a BS in mechanical engineering from the University of Maine, an MS in engineering from the University of Connecticut and has completed post-graduate studies at the Santa Clara University business school. He is also a director of First Aviation Services, Inc. The Board believes Mr. Hill’s qualifications to sit on our Board include his operational and corporate governance expertise, which he obtained through experience as a CEO leading a complex global organization, and his years of experience in the government, military and electro-optical industries.

Mr. Rohrs was appointed as a director of Intevac in October 2010. Mr. Rohrs is the CEO of Skyline Solar and has held executive positions at leading Silicon Valley technology companies. Prior to Skyline Solar, Mr. Rohrs was the CEO of Electroglas from 2006 through 2009, Senior Vice President of Global Operations for Applied Materials from 1997 through 2002 and Vice President of Worldwide Operations for Silicon Graphics from 1992 through 1997. Mr. Rohrs currently serves on the Board of Directors of Advanced Energy and Magma Design Automation. He received a MBA from Harvard Business School and a BS in mechanical engineering from the University of Norte Dame. The Board believes Mr. Rohrs’ qualifications to sit on our Board include his experience as a CEO of a solar photovoltaic manufacturing company, his operational, management and corporate governance expertise working on other companies’ boards of directors and his years of experience in the semiconductor and electronics industries.

Mr. Schaefer was appointed as a director of Intevac in July 2010. Mr. Schaefer served as the Chairman and CEO of Phase Metrics from 1994 through 2001, President, Chief Operating Officer and Director of McGaw Incorporated from 1992 to 1994, President, CEO and Director of Levolor Corporation from 1989 to 1999, and Corporate Officer and Director of Baker Hughes Incorporated from 1974 to 1988. Mr. Schaefer also served as a Staff Assistant to the President of the United States between 1971 and 1974. Mr. Schaefer currently serves on the Board of Directors of Websense. He received a BS in engineering from the United States Naval Academy and a MBA from Harvard Business School. The Board believes Mr. Schaefer’s qualifications to sit on our Board include his experience as a CEO of a manufacturing company, his operational, management and corporate governance expertise working on other companies’ boards of directors and his years of experience in the hard disk drive and oil and gas capital equipment industries.

Dr. Yang was appointed as a director of Intevac in March 2006. Dr. Yang was employed by Taiwan Semiconductor Manufacturing Company beginning in 1997 and served as Vice President of Research and Development from 1999 until 2005. Prior to joining TSMC, Dr. Yang worked at Texas Instruments from 1980 to 1997 where he was Director of Device and Design Flow. Dr. Yang is currently an independent consultant. Dr. Yang holds a BS in physics from National Taiwan University, and an MS and a PhD in electrical engineering from the University of Illinois. He is also a director of LTX Credence and Apache Design Solutions. The Board believes Dr. Yang’s qualifications to sit on our Board include his extensive experience with global companies, his years of experience in the semiconductor industry, his experience providing strategic advisory services to complex organizations, as well as his operational, management and corporate governance expertise working with other companies’ boards of directors.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE INTEVAC 2003 EMPLOYEE
STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES
RESERVED THEREUNDER BY 300,000 SHARES

The Intevac 2003 Employee Stock Purchase Plan (the “2003 ESPP”) was adopted by our Board of Directors and approved by our stockholders in 2003. Employees have participated in the 2003 ESPP or its predecessor plan, the 1995 Employee Stock Purchase Plan, since 1995.

Our Board of Directors has determined that it is in our best interests and the best interests of our stockholders to make an additional 300,000 shares available for purchase under the 2003 ESPP. As such, the Board of Directors has put forth for approval of our stockholders an amendment to the 2003 ESPP to increase the number of shares reserved thereunder by 300,000 shares. If our stockholders approve the adoption of the amendment, the aggregate number of shares available for issuance under the 2003 ESPP since its inception will be 1,658,000, and the total number of shares that remain available to be issued in the future under such plan will be approximately 536,000 shares.

The Board of Directors recommends a vote “FOR” the amendment to the 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 300,000 shares.

Summary of the 2003 Employee Stock Purchase Plan

The following paragraphs provide a summary of the principal features of the 2003 ESPP and its operation. The following summary is qualified in its entirety by reference to the 2003 ESPP.

General

The 2003 ESPP was adopted by our Board of Directors in January 2003 and approved by our stockholders in May 2003. The purpose of the 2003 ESPP is to provide employees with an opportunity to purchase our Common Stock through payroll deductions.

Administration

Our Board of Directors or a committee appointed by the Board administers the 2003 ESPP. All questions of interpretation or application of the 2003 ESPP are determined by the Board or the committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility

Each of our employees, or the employees of our designated subsidiaries, whose customary employment is for at least twenty hours per week and more than five months per year is eligible to participate in the 2003 ESPP; except that no employee may be granted a purchase right under the 2003 ESPP (i) to the extent that, immediately after the grant, such employee would own our stock or the stock of any of our subsidiaries and/or hold outstanding options to purchase stock possessing 5% or more of the total voting power or total value of all classes of our stock or any of our subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans or those of our subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such purchase right is granted) for each calendar year. Eligible employees have the opportunity to elect to participate in the 2003 ESPP approximately twice per year.

Offering Period

Shares of our Common Stock are offered for purchase under the 2003 ESPP through a series of successive offering periods, each with a maximum duration of approximately twenty-four (24) months. Each offering period is of a duration determined by the plan administrator prior to the start date and is comprised of a series of one or more successive purchase intervals. Purchase intervals within each offering period last approximately six (6) months and run from the first trading day in February to the last trading day in July each year and from the first trading day in August each year to the last trading day in January of the following year. Should the fair market value of our

Common Stock on any semi-annual purchase date within an offering period be less than the fair market value per share on the start date of that offering period, then that offering period automatically terminates immediately after the purchase of shares on such purchase date, and a new offering period commences on the next trading day following the purchase date. The plan administrator may shorten the duration of such new offering period within five (5) trading days following the start date of such new offering period.

Purchase Price

The purchase price of our Common Stock acquired under the 2003 ESPP is equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of our Common Stock on the first day of the offering period or on the participant’s entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. The fair market value of our Common Stock on any relevant date will be the closing sales price per share as reported on the Nasdaq National Market (or the closing bid, if no sales were reported), or the mean of the closing bid and asked prices if our common stock is regularly quoted by a recognized securities dealer but selling prices are not reported, as quoted on such exchange or reported in the Wall Street Journal.

Payment of Purchase Price; Payroll Deductions

Each participant’s purchase price of the shares is accumulated by payroll deductions throughout each purchase interval. A participant may elect to have up to 10% of his or her compensation deducted each payroll period. The number of shares of our Common Stock a participant may purchase in each purchase interval during an offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that purchase interval by the purchase price; provided, however, that a participant may not purchase more than 750 shares each purchase interval.

Withdrawal

Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same purchase interval and, unless he or she re-enters the 2003 ESPP at a semi-annual entry date in accordance with the terms of the plan may not participate in the same offering period. To participate again in the 2003 ESPP, the participant must deliver to us a new subscription agreement in accordance with the terms of the plan.

Termination of Employment

Upon termination of a participant’s employment for any reason, including disability or death, his or her participation in the 2003 ESPP will immediately cease. The payroll deductions credited to the participant’s account, but not used to make a purchase will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided pursuant to the 2003 ESPP.

Adjustments; Merger or Change in Control

In the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger consolidation, split-up, spin-off, combination, repurchase or exchange of common stock or other securities of the company or other change in our capital structure, appropriate adjustments will be made in the number and class of shares available for purchase under the 2003 ESPP (including purchase interval limitations) and the purchase price and number of shares covered by each purchase right under the 2003 ESPP as determined by the plan administrator in its sole discretion.

In the event of any merger or “change of control,” as defined in the 2003 ESPP, the successor corporation or a parent or subsidiary of such successor corporation shall assume or substitute an equivalent purchase right for each outstanding purchase right. In the event the successor corporation refuses to do so, the purchase interval then in progress shall be shortened by setting a new purchase date before the merger or change of control, and the current purchase interval and offering period shall end on the new purchase date. The plan administrator shall notify each participant of the new purchase date at least 10 business days prior to such date, and the participant’s purchase right shall be exercised on such new purchase date, unless the participant withdraws prior to such date.

Certain Federal Income Tax Information

The following brief summary of the effect of U.S. federal income taxation upon the participant and Intevac with respect to the shares purchased under the 2003 ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The 2003 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2003 ESPP are sold or otherwise disposed of. Upon the sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than (1) two years from the first day of the applicable offering period (or, if later, the first day the participant entered the offering period) and (2) one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day the participant entered the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase.

Intevac generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Amendment and Termination of the Plan

Our Board of Directors may at any time terminate or amend the 2003 ESPP. No amendment shall be effective unless it is approved by the stockholders, if such amendment would require stockholder approval in order to comply with Section 423 of the Internal Revenue Code.

Purchase Plan Transactions for Certain Individuals and Groups

Given that the number of shares that may be purchased under the 2003 ESPP is determined, in part, on our Common Stock’s value on the enrollment date of each participant and the last day of the purchase interval and given that participation in the 2003 ESPP is voluntary on part of employees, the actual number of shares that may be purchased by an individual is not determinable.

The table below shows, as to each of Intevac’s executive officers named in the 2010 Summary Compensation Table and the various indicated groups, the number of shares of Common Stock purchased under the 2003 ESPP during the last fiscal year, together with the weighted average purchase price paid per share.

	Number of	Weighted Average
Name of Individual or Group	Purchased Shares	Purchase Price

Kevin Fairbairn	1,500	$3.73
Jeffrey Andreson	1,500	$3.73
Luke Marusiak	730	$9.35
Joseph Pietras	1,500	$3.73
Michael Russak	1,377	$3.73
All executive officers, as a group	9,607	$4.59
All employees who are not executive officers, as a group	245,832	$4.02

Required Vote

The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required for approval of the amendment to add an additional 300,000 shares to the Intevac 2003 Employee Stock Purchase Plan.

Summary

We believe strongly that approval of the amendment to the Intevac 2003 Employee Stock Purchase Plan is essential to our continued success. Awards such as those provided under the 2003 ESPP constitute an important incentive for our employees and help us to attract, retain and motivate people whose skills and performance are critical to our success. Our employees are our most valuable assets. We strongly believe that the 2003 ESPP is essential for us to compete for talent in the labor markets in which we operate.

PROPOSAL THREE

APPROVAL OF AN AMENDMENT TO THE INTEVAC 2004 EQUITY INCENTIVE PLAN TO
INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY
500,000 SHARES AND APPROVE THE MATERIAL TERMS OF THE PLAN

We have historically provided stock options as an incentive to our employees, directors and consultants to promote increased stockholder value. The Board of Directors and management believe that stock options and other types of equity awards are one of the primary ways to attract and retain key personnel responsible for the continued development and growth of our business, and to motivate all employees to increase stockholder value. In addition, stock options are considered a competitive necessity in the high technology sector in which we compete.

The Board of Directors recommends that stockholders vote “FOR” the adoption of the amendment to add an additional 500,000 shares to the Intevac 2004 Equity Incentive Plan and Approval of the Material Terms of the Plan.

As a result of the desire to attract, give further incentive to and retain current employees, officers and directors, options to purchase 763,000 shares were granted from the 2004 Equity Incentive Plan (the “2004 Plan”) during fiscal 2010. As of December 31, 2010, there were 3,385,000 unexercised options outstanding and 537,000 shares available for grant under the 2004 Plan, not including the 500,000 share increase subject to stockholder approval at this 2011 Annual Meeting. The unexercised options and shares available for grant represent 17% of the total Intevac shares outstanding at December 31, 2010. Including the 500,000 shares subject to stockholder approval at this Annual Meeting, the percentage will increase to 20% of the shares outstanding. We are also seeking stockholder approval of the material terms of the 2004 Plan for purposes of complying with Section 162(m) of the Internal Revenue Code.

Proposed Amendment

At the 2011 Annual Meeting, we are asking our stockholders to approve an amendment to the 2004 Plan to increase the number of shares reserved for issuance under the 2004 Plan by 500,000 shares, to an aggregate of 4,400,000 shares reserved for issuance thereunder plus shares remaining from or that otherwise would return to the 1995 Stock Option/Stock Issuance Plan (up to a maximum of 1,500,000 such shares). The Board of Directors approved the proposed amendment to the 2004 Plan in February 2011, subject to stockholder approval at this 2011 Annual Meeting. The amendment to increase the number of shares reserved under the 2004 Plan is proposed in order to give the Board and the Compensation Committee of the Board continued flexibility to grant stock options and other types of equity awards. We are also seeking stockholder approval of the material terms of the 2004 Plan for purposes of complying with Section 162(m) of the Internal Revenue Code. If stockholders approve amending and restating the 2004 Plan, the amended and restated 2004 Plan will replace the current version of the 2004 Plan.

The Board and management believe that granting equity awards motivates higher levels of performance, aligns the interests of employees and stockholders by giving employees the perspective of owners with equity stakes in Intevac, and provides an effective means of recognizing employee contributions to our success. The Board and management also believe that equity awards are of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand, as well as rewarding and encouraging current employees and other service providers. Finally, the Board and management believe that the ability to grant equity awards will be important to our future success by helping us to accomplish these objectives. If our stockholders approve its material terms, our 2004 Plan will continue to provide the Company with the potential to continue to take tax deductions associated with certain executive compensation, particularly with respect to certain full-value awards subject to vesting based upon the attainment of specified objective performance criteria.

Awards granted under 2004 Plan may be designed to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code. Pursuant to Section 162(m), the company generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer or certain other executive officers to the extent that any of these persons receive more than $1 million in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, the company may deduct for federal income tax purposes the compensation paid even if such compensation exceeds $1 million in a single year. For certain awards granted under the 2004 Plan to qualify as “performance-based” compensation under Section 162(m), among other things, our stockholders must approve the material terms of 2004 Plan. A favorable vote for this proposal will allow us to continue to deduct certain executive compensation in excess of $1 million and provide us with potentially significant future tax benefits and associated cash flows.

Summary of the 2004 Equity Incentive Plan

The following paragraphs provide a summary of the principal features of the 2004 Plan and its operation. The following summary is qualified in its entirety by reference to the 2004 Plan.

Background and Purpose of the Plan

The 2004 Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance units, and (5) performance shares (individually, an “Award”). The 2004 Plan is intended to help us to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants, and to promote the success of Intevac.

Administration of the Plan

Our Board of Directors or the Compensation Committee of our Board of Directors (in either case, the “Committee”) administers the 2004 Plan. Members of the Committee generally must qualify as “outside directors” under Section 162(m) of the Internal Revenue Code (so that we are entitled to receive a federal tax deduction for certain compensation paid under the 2004 Plan) and generally must meet such other requirements as are established by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3. For the plan to qualify for exemption under Rule 16b-3, members of the Committee must be “non-employee directors.” Notwithstanding the foregoing, the Board of Directors also may appoint one or more separate committees to administer the 2004 Plan.

Subject to the terms of the 2004 Plan, the Committee has the sole discretion to select the employees, directors and consultants who will receive Awards, determine the terms and conditions of Awards (for example, the vesting schedule), interpret the provisions of the Plan and outstanding Awards, and with the consent of the stockholders implement an exchange program under which outstanding Awards are exchanged for different awards and/or cash or the exercise price of an outstanding Award is reduced.

A total of 1,200,000 shares of our Common Stock were originally reserved for issuance under the 2004 Plan, and an additional 500,000, 500,000, 900,000 and 800,000 shares were reserved and approved by the stockholders at the Company’s 2010, 2008, 2007 and 2006 annual meetings, respectively. Proposal Three, if approved, will raise the number of shares reserved by 500,000 shares, to 4,400,000 shares. No more than 20% of the shares reserved for issuance under the 2004 Plan may be issued pursuant to Awards that are not stock options or stock appreciation rights that are granted at exercise prices equal to 100% of the fair market value on the date of grant (that is, pursuant to Awards of restricted stock, performance units, performance shares, discounted stock options or discounted stock appreciation rights). In addition, shares which were reserved but not issued under our 1995 Stock Option/ Stock Issuance Plan (the “1995 Plan”) as of the effective date of the 2004 Plan, as well as any shares that would otherwise return to the 1995 Plan, upon termination of stock options or repurchase of shares issued under the 1995 Plan, are available for issuance under the 2004 Plan up to a maximum of 1,500,000 shares.

If an Award expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares reserved for issuance under the 2004 Plan. With respect to stock appreciation rights, only shares actually issued pursuant to such an award cease to be available under the 2004 Plan, and to the extent any award under the 2004 Plan is paid out in cash rather than stock, such cash payment will not reduce the number of shares available for issuance under the 2004 Plan. Also, if we experience a stock split, reverse stock split, stock dividend, combination or reclassification of our Common Stock or other similar change in our capital structure, the Committee shall adjust the number of shares available for issuance under the 2004 Plan, the price and number of shares subject to outstanding Awards, and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

Eligibility to Receive Awards

The Committee selects the directors who will be granted Awards under the 2004 Plan and grants Awards for employees and consultants under management’s recommendations. The actual number of individuals who will receive an Award under the Plan cannot be determined in advance because the Committee has the discretion to select the participants. As of March 29, 2011, approximately 255 employees, directors and consultants would be eligible to participate in the 2004 Plan.

Stock Options

A stock option is the right to acquire shares of our Common Stock at a fixed exercise price for a fixed period of time. Under the 2004 Plan, the Committee may grant non-statutory stock options and/or incentive stock options (which entitle employees, but not Intevac, to more favorable tax treatment). Only employees are eligible to receive incentive stock options. The Committee determines the number of shares covered by each option, but during any fiscal year, no participant may be granted a combination of options and stock appreciation rights for more than 200,000 shares, except that a participant may be granted a combination of options and stock appreciation rights for an additional 300,000 shares in connection with his or her initial employment.

The exercise price of the shares subject to each option is set by the Committee but cannot be less than 100% of the fair market value (on the date of grant) of the shares covered by incentive stock options or by non-statutory options that are intended to qualify as “performance-based” under Section 162(m) of the Internal Revenue Code. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options that first become exercisable by any participant during any calendar year also may not exceed $100,000.

An option granted under the 2004 Plan generally cannot be exercised until it becomes vested. Options become exercisable at the times and on the terms established by the Committee at the time of grant. Options granted under the 2004 Plan expire at the times established by the Committee, but the term of an incentive stock option cannot be greater than 10 years after the grant date (5 years in the case of an incentive stock option granted to a participant who owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries).

The exercise price of each option granted under the 2004 Plan must be paid in full at the time of exercise. The exercise price may be paid in any form determined by the Committee, including, but not limited to, cash, check, surrender of certain shares, or pursuant to a cashless exercise program. The Committee may also permit, in some cases, the exercise price to be paid by means of a promissory note or through a reduction in the amount of our liability to the participant.

After a termination of service with Intevac, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the option agreement. If no such period of time is stated in the participant’s option agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability.

Stock Appreciation Rights

Stock appreciation rights are awards that grant the participant the right to receive an amount, payable in cash or stock (or a combination of cash and stock) as specified at the time of grant, equal to (1) the number of shares exercised, times (2) the amount by which our then current stock price exceeds the exercise price. The exercise price will be set on the date of grant, but can vary in accordance with a predetermined formula. An individual will be able to profit from a stock appreciation right only if the fair market value of our stock increases above the exercise price.

Awards of stock appreciation rights may be granted in connection with all or any part of an option, either concurrently with the grant of an option or at any time thereafter during the term of the option, or may be granted independently of options. There are three types of stock appreciation rights available for grant under the 2004 Plan.

A “tandem” stock appreciation right is a stock appreciation right granted in connection with an option that entitles the participant to exercise the stock appreciation right by surrendering to us a portion of the unexercised related option. A tandem stock appreciation right may be exercised only with respect to the shares for which its related option is then exercisable. An “affiliated” stock appreciation right is a stock appreciation right granted in connection with an option that is automatically deemed to be exercised upon the exercise of the related option, but does not necessitate a reduction in the number of shares subject to the related option. A “freestanding” stock appreciation right is one that is granted independent of any options. No participant may be granted a combination of options or stock appreciation rights covering more than 200,000 shares in any fiscal year, except that a participant may be granted a combination of options or stock appreciation rights covering an additional 300,000 shares in connection with his or her initial employment.

The Committee determines the terms of stock appreciation rights, except that the exercise price of a tandem or affiliated stock appreciation right must be equal to the exercise price of the related option. When a tandem stock appreciation right granted in connection with an option is exercised, the related option, to the extent surrendered, will cease to be exercisable. A tandem or affiliated stock appreciation right that is granted in connection with an option will be exercisable until, and will expire no later than, the date on which the related option ceases to be exercisable or expires. A freestanding stock appreciation right that is granted without a related option will be exercisable, in whole or in part, at such time as the Committee specifies in the stock appreciation right agreement.

No stock appreciation right may have a term of more than ten years from the date of grant. After termination of service with Intevac, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her vested stock appreciation rights for the same period of time as applies to stock options.

Restricted Stock

Awards of restricted stock are shares that are issued to participants but that vest in accordance with the terms and conditions established by the Committee. For example, the Committee may set restrictions based on the achievement of specific performance goals or continued employment. The Committee, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

The Committee determines the number of shares of restricted stock granted to any employee or consultant, but no participant may be granted more than 125,000 shares of restricted stock in any fiscal year, except that a participant may be granted up to an additional 175,000 shares of restricted stock in connection with his or her initial employment.

In determining whether an Award of restricted stock should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting as it determines to be appropriate. Upon termination of service, unvested shares of restricted stock generally will be forfeited.

Performance Units and Performance Shares

Performance units and performance shares are Awards that will result in a payment to a participant only if performance objectives established by the Committee are achieved or the Awards otherwise vest. The applicable performance objectives will be determined by the Committee, and may be based upon the achievement of Company-wide, divisional or individual goals or upon any other basis determined by the Committee. Performance units have an initial value that is established by the Committee on or before the date of grant. Performance shares have an initial value equal to the fair market value of a share on the date of grant. The Committee determines the number of performance units and performance shares granted to a participant, but no participant may be granted performance units with an initial value greater than $750,000 or granted more than 125,000 performance shares in any fiscal year, except that a participant may be granted performance units with an initial value up to an additional $750,000 and/or an additional 175,000 performance shares in connection with his or her initial employment.

Performance Goals

Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to our CEO and to certain of our other executive officers may not be deductible to the extent it exceeds $1 million. However, we are able to preserve the deductibility of compensation in excess of $1 million if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2004 Plan (including this amendment), setting limits on the number of Awards that any individual may receive and, for Awards other than options and stock appreciation rights, establishing performance criteria that must be met before the Award actually will vest or be paid.

We have designed the 2004 Plan so that it permits us to pay compensation that qualifies as performance-based under Section 162(m). Thus, the Committee (in its discretion) may make performance goals applicable to a participant with respect to an Award. At the Committee’s discretion, one or more of the following performance goals may apply (all of which are defined in the 2004 Plan): cost of sales as a percentage of sales, earnings per share, free cash flow, marketing and sales expenses as a percentage of sales, net income as a percentage of sales, operating margin, revenue, total stockholder return and working capital. The performance goals may differ from participant to participant and from Award to Award, may be used alone or in combination, may be used to measure the performance of Intevac in absolute terms, relative terms, on a per share basis, against the performance of Intevac as a whole or a segment of the business and/or on a pre-tax or after-tax basis. With respect to an Award intended to qualify as performance-based, prior to the last possible date that would not jeopardize an Award’s qualification as “performance-based compensation” for purposes of Section 162(m), the Committee may determine whether any elements or items shall be included in or excluded from the calculation of any of the above performance goals.

Change of Control

In the event of a “change in control” of Intevac, the successor corporation may either assume or provide a substitute award for each outstanding Award. In the event the successor corporation refuses to assume or provide a substitute award, the Award will immediately vest and become exercisable as to all of the shares subject to such Award. In such case, the Committee will provide at least 15 days’ notice of the immediate vesting and exercisability of stock options and stock appreciation rights that will not be assumed or substituted for. The Award will then terminate upon the expiration of the notice period.

Limited Transferability of Awards

Awards granted under the 2004 Plan generally may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution.

Federal Tax Aspects

The following brief summary of the effect of U.S. federal income taxation of an Award upon the participant and Intevac with respect to Awards granted under the 2004 Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

Non-statutory Stock Options

No taxable income generally is reportable when a non-statutory stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares will be capital gain or loss, which may be long- or short-term depending on the holding period after exercise.

As a result of Section 409A of the Code and the Treasury regulations promulgated thereunder (“Section 409A”), however, non-statutory stock options and stock appreciation rights granted with an exercise price below the fair market value of the underlying stock or with a deferral feature may be taxable to the recipient in the year of vesting in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such Awards and may be subject to an additional 20% federal income tax plus penalties and interest. In addition, certain states, such as California, have adopted similar tax provisions.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised, unless the alternative minimum tax rules apply, in which case taxation occurs upon exercise. If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as long-term capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain or loss generally will be taxable at long-term or short-term capital gain rates, depending on whether the participant has held the shares for more than one year.

Stock Appreciation Rights

No taxable income generally is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss. As a result of Section 409A, however, stock appreciation rights granted with an exercise price below the fair market value of the underlying stock may be taxable to the participant before exercise of an award.

Restricted Stock, Performance Units and Performance Shares

A participant generally will not have taxable income upon grant of restricted stock, performance units or performance shares. Instead, he or she generally will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares or cash received minus any amount paid for the shares. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Section 409A

Section 409A, which was added by the American Jobs Creation Act of 2004, provides certain requirements applicable to non-qualified deferred compensation arrangements. Awards granted under the 2004 Plan with a deferral feature will be subject to the requirements of Section 409A, including discount stock options and stock appreciation rights discussed above. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Some states may also apply a penalty tax (for instance, California imposes a 20% penalty tax in addition to the 20% federal penalty tax). We strongly encourage recipients of such Awards to consult their tax, financial, or other advisor regarding the tax treatment of such Awards.

Tax Effect for the Company — Section 162(m)

Intevac generally will be entitled to a tax deduction in connection with an Award under the 2004 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of a non-statutory stock option). Special rules limit the deductibility of compensation paid to our CEO (i.e., our principal executive officer) and to each of our three most highly compensated executive officers for the taxable year (other than the principal executive officer or principal financial officer). Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. However we can preserve the deductibility of certain compensation in excess of $1 million if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2004 Plan, and its material terms, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria (see the discussion under “Performance Goals” above) that must be met before the Award actually will vest or be paid. The 2004 Plan has been designed to permit the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Intevac to continue to receive a federal income tax deduction in connection with such Awards.

Amendment and Termination of the 2004 Plan

The Board generally may amend or terminate the 2004 Plan at any time and for any reason. Amendments will be contingent on stockholder approval if required by applicable law or stock exchange listing requirements. By its terms, the 2004 Plan automatically will terminate in 2014, although any Awards outstanding at that time will continue for their terms.

Awards to be Granted to Certain Individuals and Groups

The number of Awards that an employee, director or consultant may receive under the 2004 Plan is in the discretion of the Committee and therefore cannot be determined in advance. Our executive officers and our non-employee directors have an interest in this proposal, because they are eligible to receive discretionary Awards under the 2004 Plan.

As of the date of this proxy statement, there has been no determination by the Committee with respect to future awards under the 2004 Plan. Accordingly, future awards are not determinable. The following table, however, sets forth information with respect to the grant of options under the 2004 Plan to the executive officers named in the Summary Compensation Table below, to executive officers as a group, to all non-employee directors as a group and to all other employees as a group during the Company’s last fiscal year:

	Number of Shares	Average per Share
Name of Individual or Group	Granted	Exercise Price

Kevin Fairbairn	75,000	$11.84
Jeffrey Andreson	25,000	$11.84
Luke Marusiak(1)	50,000	$16.49
Joseph Pietras	25,000	$11.84
Michael Russak	25,000	$11.84
All executive officers, as a group	267,000	$12.20
All directors who are not executive officers, as a group	84,000	$11.59
All employees who are not executive officers, as a group	411,525	$12.36

(1)	Mr. Marusiak was rehired by the Company on January 18, 2010 and received a new hire grant of 50,000 options at that time.

Required Vote

The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required for approval of the addition of 500,000 shares to the Intevac 2004 Equity Incentive Plan and the approval of the material terms of the plan.

Summary

We believe strongly that approval of the amendment to the 2004 Plan and its material terms is essential to our continued success. Awards such as those provided under the 2004 Plan constitute an important incentive for our key employees and other service providers and help us to attract, retain and motivate people whose skills and performance are critical to our success. Our employees are our most valuable assets. We strongly believe that the 2004 Plan is essential for us to compete for talent in the labor markets in which we operate.

PROPOSAL FOUR

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Grant Thornton LLP as our independent public accountants for the fiscal year ending December 31, 2011. Grant Thornton LLP began auditing our financial statements in 2000. Its representatives are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” ratification of the selection of Grant Thornton LLP as Intevac’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Principal Accountant Fees and Services

The following table presents fees billed for professional audit services and other services rendered to us by Grant Thornton LLP for the years ended December 31, 2010 and 2009.

	2010	2009

Audit Fees(1)	$1,092,907	$1,097,443
Audit-Related Fees(2)	—	—
Tax Fees(3)	73,324	321,429
All Other Fees(4)	—	—

Total Fees	$1,166,231	$1,418,872

(1)	Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and fees for services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements. In addition, audit fees include those fees related to Grant Thornton’s audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of the interim consolidated financial statements.

(2)	Audit related fees consist of assurance and related services provided by Grant Thornton LLP that are reasonably related to the performance of the audit of our consolidated financial statements and are not reported under “Audit Fees”. There were no services provided under this category in fiscal 2009 or fiscal 2010.

(3)	Tax fees consist of fees billed for tax compliance, consultation and planning services, and include fees associated with a research and development tax credit study. The Company did not engage Grant Thornton LLP for professional services in connection with tax compliance in fiscal 2010 for the year ended December 31, 2009.

(4)	All other fees consist of fees for other corporate related services. There were no services provided under this category in fiscal 2009 or fiscal 2010.

In making its recommendation to ratify the appointment of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2011, the Audit Committee has considered whether services other than audit and audit-related services provided by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP and has determined that such services are compatible.

Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee approves in advance all engagements with Grant Thornton LLP, including the audit of our annual financial statements, the review of the financial statements included in our Quarterly Reports on Form 10-Q and tax compliance services. Fees billed by Grant Thornton LLP are reviewed and approved by the Audit Committee on a quarterly basis.

PROPOSAL FIVE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company asks that you indicate your support for its executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement. This proposal is commonly known as a “say-on-pay” proposal, and gives our stockholders the opportunity to express their views on the compensation of our NEOs. Your vote is advisory and so will not be binding on the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Compensation Program and Philosophy

As described in detail under the headings “Executive Compensation and Related Information” and “Compensation Discussion and Analysis,” our NEO compensation program is designed to attract, retain, motivate and reward high-performing executives who are critical to our success while maintaining strong and direct links between executive pay, individual performance, the Company’s financial performance and performance for our stockholders. The Compensation Committee believes that the Company’s executive compensation programs should support the Company’s objective of creating value for its stockholders.

Accordingly, the Compensation Committee believes that NEOs should have a significant interest in the Company’s stock performance, and compensation programs should link executive compensation to stockholder value. One of the ways that the Company has sought to accomplish these goals is by making a significant portion of individual NEO compensation directly dependent on the Company’s profitability. In addition, the Company makes annual grants of stock options, which focus the NEO on creating stockholder value while encouraging executives to build an equity interest in the Company. Finally, the Company generally pays NEOs compensation that will be above peer company executive compensation when Company performance is above its peer companies and below peer company executive compensation when the Company’s financial performance is below that of its peer companies.

The Compensation Committee will continue to emphasize compensation arrangements that align the financial interests of Intevac’s NEOs with the long-term interests of stockholders. Please refer to the section of this proxy statement entitled “Executive Compensation” for a detailed discussion of Intevac’s executive compensation practices and philosophy.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the 2011 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure.”

The Board of Directors recommends a vote “FOR” the (non-binding) vote approving, on an advisory basis, the compensation of the Company’s executives named in the 2010 Summary Compensation Table, as disclosed in the Company’s Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.

PROPOSAL SIX

FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory stockholder vote to determine how often to present the advisory stockholder vote to approve the compensation of Intevac’s NEOs (the “say-on-pay vote”). Intevac must solicit your advisory vote on whether to have the say-on-pay vote every 1, 2 or 3 years. Stockholders may vote as to whether the say-on-pay vote should occur every 1, 2 or 3 years, or may abstain from voting on the matter. The frequency (every 1, 2 or 3 years) that receives the highest number of votes will be deemed to be the choice of the stockholders.

The Board values the opinion of our stockholders and welcomes communication regarding Intevac’s executive compensation policies and practices. After taking into account various considerations described below, the Board believes that a triennial vote will provide stockholders with the ability to express their views on Intevac’s executive compensation policies and practices while providing the Board with an appropriate amount of time to consult with the stockholders, to consider their input, to follow consistent compensation programs and to allow such programs to be effective.

Intevac’s executive compensation program is administered by the Compensation Committee, as described in this proxy statement. Compensation decisions are complex and, with respect to Intevac’s NEOs, are disclosed in the proxy statement. The Board believes that establishing a three-year time frame for holding stockholder advisory votes on executive compensation will both enhance stockholder communication and provide the Company time to consider, engage with and respond to stockholders, in terms of expressed concerns or other feedback. In addition, the Board also believes that a triennial vote is consistent with our long-term business strategy.

You may cast your vote on your preferred voting frequency by choosing the option of 1, 2 or 3 years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every 1, 2 or 3 years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure.”

The option of 3 years, 2 years or 1 year that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on the compensation of our NEOs that has been selected by stockholders. Although, as an advisory vote, this vote is not binding upon the Company or the Board, the Board will carefully consider the stockholder vote on this matter, along with all other expressions of stockholder views it receives on this matter.

While you have the opportunity to vote for every 1, 2 or 3 years, or abstain from voting on the frequency of say-on-pay votes the Board of Directors recommends a vote “FOR” a frequency of say-on-pay votes of every 3 years.

CORPORATE GOVERNANCE MATTERS

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have also adopted a Director Code of Ethics that applies to all of our directors. You can find both our Code of Business Conduct and Ethics and our Director Code of Ethics on our website at www.intevac.com. We post any amendments to the Code of Business Conduct and Ethics and the Director Code of Ethics, as well as any waivers, which are required to be disclosed by the rules of either the Securities and Exchange Commission (“SEC”) or The NASDAQ Global Select Market (“Nasdaq”) on our website.

Independence of the Board of Directors

The Board of Directors has determined that, with the exception of Mr. Pond and Mr. Fairbairn, all of its members are “independent directors” as that term is defined in the listing standards of Nasdaq.

Board Meetings and Committees

During 2010, the Board of Directors held a total of 7 meetings (including regularly scheduled and special meetings) and also took certain actions by written consent. All members of the Board of Directors during fiscal 2010 attended at least seventy-five percent of the aggregate of the total number of meetings of the Board of Directors held during the fiscal year and the total number of meetings held by all committees of the Board on which each such director served (based on the time that each member served on the Board of Directors and the committees). The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Mr. Dury, Mr. Rohrs and Dr. Yang, each of whom is “independent” as such term is defined for audit committee members by the Nasdaq listing standards. Mr. Dury is the chairman of the Audit Committee. The Board of Directors has determined that Mr. Dury and Mr. Rohrs are “audit committee financial experts” as defined under the rules of the SEC. The Audit Committee met 8 times during 2010.

The Audit Committee is responsible for:

•	Overseeing our accounting and financial reporting processes and audits of our financial statements;

•	Assisting the Board in overseeing and monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements related to financial affairs and reporting, (iii) our independent auditor’s qualifications, independence and performance, and (iv) our internal accounting and financial controls;

•	Preparing the report that the rules of the SEC require be included in this proxy statement;

•	Periodically providing the Board with the results of its monitoring and recommendations derived therefrom; and

•	Providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on Intevac’s website at www.intevac.com under “Company — Governance.”

The Audit Committee Report is included in this proxy statement on page 49.

Compensation Committee

The Compensation Committee currently consists of Mr. Hill (chairman), Mr. Rohrs and Mr. Schaefer, each of whom is “independent” as such term is defined by the Nasdaq listing standards. The Compensation Committee met 9 times during 2010.

The Compensation Committee is responsible for:

•	Overseeing the entirety of our compensation and benefit policies, plans and programs;

•	Overseeing the annual report on executive compensation for inclusion in our proxy statement; and

•	Overseeing executive succession planning.

See “Executive Compensation — Compensation Discussion and Analysis” and “Executive Compensation — Compensation of Directors” below for a description of Intevac’s processes and procedures for the consideration and determination of executive and director compensation.

The Compensation Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on Intevac’s website at www.intevac.com under “Company — Governance.”

The Compensation Committee Report is included in this proxy statement on page 39.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Dr. Yang, Mr. Hill and Mr. Schaefer, each of whom is “independent” as such term is defined by the Nasdaq listing standards. The composition of the Nominating and Governance Committee underwent changes in 2010, with the appointment of a new Nominating and Governance Committee Chairman, Dr. Yang. The Nominating and Governance Committee met 2 times during 2010.

The primary focus of the Nominating and Governance Committee is on the broad range of issues surrounding the composition and operation of the Board of Directors. The Nominating and Governance Committee provides assistance to the Board, the Chairman and the CEO in the areas of membership selection, committee selection and rotation practices, evaluation of the overall effectiveness of the Board, and review and consideration of developments in corporate governance practices. The Nominating and Governance Committee’s goal is to ensure that the composition, practices, and operation of the Board contribute to value creation and effective representation of Intevac stockholders.

The Nominating and Governance Committee will consider recommendations of candidates for the Board of Directors submitted by the stockholders of Intevac; for more information, see “Policy Regarding Board Nominees” below.

The Nominating and Governance Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on Intevac’s website at www.intevac.com under “Company — Governance.”

Compensation Committee Interlocks and Insider Participation

Mr. Hill, Mr. Dury, Mr. Schaefer and Dr. Yang served as members of the Compensation Committee during fiscal 2010. No interlocking relationship exists between any member of Intevac’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Intevac.

Attendance at Annual Stockholder Meetings by the Board of Directors

Intevac encourages members of the Board of Directors to attend the annual meeting of stockholders, but does not have a policy requiring attendance. Mr. Fairbairn, Mr. Pond, Mr. Dury and Dr. Yang attended Intevac’s 2010 annual meeting of stockholders.

Lead Director

Mr. David Dury serves as Lead Director and liaison between management and the other non-employee directors. The Lead Director schedules and chairs meetings of the independent directors. The independent directors (including the Lead Director) hold a closed session at each regularly scheduled Board meeting.

Board Leadership Structure

Our company is led by Mr. Fairbairn, our CEO. Mr. Pond, who founded Intevac in 1991, serves as the Chairman of our Board, and has served as chair since the Company’s inception. As discussed above under “Lead Director”, one of our independent directors, Mr. Dury, acts as our independent lead director. The Company believes the stockholders are best served by this structure, which provides us with a dynamic leader, a steady connection to the Company’s history, and a strong independent voice. Our Board of Directors also contains 4 independent directors in addition to Mr. Dury.

As further discussed above under “Board Meetings and Committees”, the Board has three standing committees — Audit, Compensation and Nominating and Governance. Each of the Board committees is comprised solely of independent directors, with each of the three committees having a separate chair. Our corporate governance guidelines provide that our non-employee directors meet in an executive session at each Board meeting. We also have a mechanism for stockholders to communicate directly with independent directors as a group or with any individual director.

Our directors bring a broad range of leadership experience to the Board and regularly contribute to the oversight of the Company’s business and affairs. We believe that all Board members are well engaged in their responsibilities and that all Board members express their views and consider the opinions expressed by other directors. On an annual basis as part of our governance review, the Board (led by the Nominating and Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for our company and our stockholders.

We believe that our leadership structure has been effective for the Company. We believe that having an independent lead director and independent chairs for each of our Board committees provides the right amount of independence for our company. We have a leader for our company, a strong chairman position, and oversight of company operations by experienced independent directors who have appointed an independent lead director and committee chairs.

Policy Regarding Board Nominees

It is the policy of the Nominating and Governance Committee of the Company to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations of candidates for election to the Board should be directed in writing to: Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the nominating person’s ownership of Company stock. Stockholder nominations to the Board must also meet the requirements set forth in the Company’s bylaws. The Nominating and Governance Committee also reviews materials provided by professional search firms and other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

The Nominating and Governance Committee’s criteria and process for identifying and evaluating the candidates that it selects, or recommends to the full Board for selection, as director nominees are as follows:

•	The Nominating and Governance Committee periodically reviews the current composition, size and effectiveness of the Board.

•	In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, (3) the relevance of the candidate’s skills and experience to our businesses and (4) such other factors as the Nominating and Governance Committee may consider appropriate.

•	While the Nominating and Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including an understanding of our industry and our business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements that may be required by applicable laws and regulations, such as financial literacy or financial expertise with respect to Audit Committee members.

•	With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Committee deems necessary or proper.

•	In evaluating and identifying candidates, the Nominating and Governance Committee has the authority to retain or terminate any third party professional search firm that is used to assist the Nominating and Governance Committee in identifying, evaluating and conducting due diligence on potential director nominees, and has the authority to approve the fees and retention terms of any search firm.

•	The two directors who joined the Board since the last annual meeting of stockholders, Mr. Schaefer and Mr. Rohrs, were identified through an internal process initiated in early 2010 and managed by the Nominating and Governance Committee which included the participation of our Chairman, our CEO and the then four non-employee independent directors, to assist in the identification of new director candidates and to facilitate the process of evaluating those candidates as potential directors. Mr. Schaefer was recommended by our Chairman and Mr. Rohrs was recommended by our Chief Financial Officer.

•	The Nominating and Governance Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board either to fill vacancies or to add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Nominating and Governance Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board. The Committee reviews annually with the Board the composition of the Board as a whole. The Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. The specific qualifications of each director are set forth along with their biographical information under “Business Experience and Qualifications of Nominees for Directors” starting on page 8 of this proxy.

Intevac does not maintain a formal diversity policy with respect to its Board of Directors. As noted above, however, Intevac does consider diversity to be a relevant consideration, among others, in the process of evaluating and identifying director candidates. Intevac believes each director brings a strong and unique background and set of skills to the Board of Directors that contributes to the Board’s competence and experience in a wide variety of areas. When identifying director candidates, we take into account the present and future needs of the Board of Directors and the committees of the Board of Directors. For instance, depending on the composition of the Board of Directors at a given time, a candidate capable of meeting the requirements of an audit committee financial expert might be a more attractive candidate than a candidate with significantly more technology industry expertise, or vice versa. We also consider the character, judgment and integrity of director candidates, which we evaluate through reference checks, background verification and reputation in the business community. We believe all of our directors to be of high character, good judgment and integrity. Our principal goal with respect to director qualifications is to seat directors who are able to increase the overall effectiveness of the Board of Directors and increase stockholder value.

Contacting the Board of Directors

Any stockholder who desires to contact our Chairman of the Board or the other members of our Board of Directors may do so by writing to: Board of Directors, c/o Ping Yang, Chairman, Nominating and Governance Committee, Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054. Communications received by Dr. Yang will also be communicated to the Lead Director, the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Risk Assessment

Our Board of Directors is responsible for overseeing enterprise risk in general, while our Audit Committee is responsible for overseeing risk management of financial matters and the adequacy of our risk-related internal controls and our Compensation Committee oversees risk related to compensation policies. Both the Audit and Compensation Committees report their findings to the full Board of Directors. In addition, at each of its meetings, the Board discusses the risks that we are currently facing. We believe that our directors provide effective oversight of the risk management function.

Employee Compensation Risks

The Compensation Committee has assessed the risks associated with the Company’s compensation policies and practices for all employees, including non-executive officers. The Committee reviewed a list of the Company’s compensation policies and practices, which were discussed extensively, and reviewed with management the potential risks associated with the Company’s policies and practices and the factors that management believe mitigate such risks. Based on the results of its assessment, the Committee does not believe that the Company’s compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Consultant

In August 2010, the Compensation Committee changed its independent compensation consultant from Farient Advisors (“Farient”) to Semler Brossy Consulting Group LLC (“Semler Brossy”). The Compensation Committee has engaged Semler Brossy to provide advice and recommendations on the amount and form of executive and director compensation. Neither Farient nor Semler Brossy has provided other non-executive compensation consulting services to the Company, nor did the Company pay either party fees in excess of $120,000 during 2010.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following is a discussion of our executive compensation program and the compensation decisions made for the fiscal year 2010 with respect to Kevin Fairbairn, our CEO, and the other executive officers named in the 2010 Summary Compensation Table on page 40 (the “NEOs”).

Executive Summary

Intevac’s businesses are characterized by rapidly changing technology and customer requirements; intense competition; cyclical revenues; and significant competition for management talent. In this environment, the objectives of our executive compensation program are to:

•	Attract, retain, and motivate high-caliber executives.

•	Provide a compensation opportunity for our executives that is competitive with practices for similarly-sized technology equipment companies while also recognizing that we compete with much larger organizations for talent.

•	Strongly align actual compensation realized with profitability and performance for stockholders during each fiscal year.

•	Further encourage alignment with stockholders through the grant of stock options while limiting the total dilution of our stockholders.

During fiscal 2010, our Compensation Committee worked with its independent advisors, Farient and Semler Brossy, and our senior management to assess these objectives and the compensation plan design to ensure that it continues to meet our business needs. Through the course of this assessment, the Compensation Committee confirmed these objectives for fiscal 2010 and also determined they were appropriate for 2011.

Our executive compensation programs have remained substantially the same for several years. We believe our programs are effectively designed and work well to align compensation for our NEOs with the interests of our stockholders, and help drive the achievement of our business strategy. Our “direct pay” executive compensation programs for fiscal 2010 continue to consist of base salary, annual cash bonus opportunities, and long-term equity incentives.

The Company delivered financial results that exceeded its Annual Operating Plan (“Plan”) target in fiscal 2010 as our business rebounded strongly from a difficult fiscal 2009. These factors impacted fiscal 2010 NEO compensation in certain ways:

•	The improved business for fiscal 2010 resulted in the decision to lift the salary freeze initiated in fiscal 2009 and provide moderate salary increases to the NEOs (ranging from 2% to 6%).

•	In light of Intevac’s improved financial performance, the NEOs received their first cash bonuses since bonuses were paid for fiscal 2007 performance. Due to Intevac’s achievement in excess of targeted financial performance, the NEOs received cash bonuses for 2010 that generally were above the target bonus opportunities established for them. This is consistent with the intent and design of our executive compensation program to link actual pay directly to improved operating results, and to result in reduced compensation in years in which financial results do not meet expectations.

The specific compensation principles, components and decisions during 2010 are discussed in more detail below.

Principles of Executive Compensation

Our compensation structure is designed to attract, retain, motivate, and reward high-performing executives consistent with the profitability of our business and performance for our stockholders. The guiding principles of our executive compensation plan are as follows:

•	Provide a total compensation opportunity that is competitive with our peer group, but that also takes into account the need to compete for talent with much larger equipment and imaging companies.

•	Align compensation with the Company’s performance by:

•	Providing a significant portion of total compensation in the form of a performance-based annual cash bonus dependent on the Company’s profitability and each executive’s performance relative to predetermined financial and other strategic objectives set at the beginning of each fiscal year.

•	Making annual grants of stock options, which focus each executive on creating stockholder value.

•	Paying executive compensation that generally will be above peer company executive compensation targets when Intevac’s financial performance is above peer company financial performance and below peer company executive compensation when Intevac’s financial performance is below that of peer companies.

•	Increase the portion of total compensation based on performance-based annual cash bonuses and stock options relative to base salary with increasing executive responsibility level.

•	Align each executive’s goals with those of other executives to encourage a team approach to problem solving.

•	Provide clear guidelines for each compensation element relative to market practices (base salary, performance-based annual cash bonus and annual equity grants), while allowing the Compensation Committee flexibility to make final decisions based on management recommendations (other than decisions for the CEO and Chairman, which are made by the independent members of the Board of Directors), and other factors such as experience, contribution to business success and retention needs.

In general, our executives do not receive any benefits or perquisites other than those offered to Intevac’s U.S. employees.

The Compensation Committee

The Compensation Committee oversees the compensation and benefit policies, plans and programs for our executive officers. The Compensation Committee develops goals and objectives for the CEO and annually reviews his performance related to his established goals and objectives. The Compensation Committee recommends the principal elements of the CEO’s annual compensation to the Board of Directors for approval, and annually reviews with the CEO and approves the principal elements of compensation for the Company’s executive management staff. The Compensation Committee also annually reviews the compensation of the Chairman and members of the Board of Directors and recommends any changes to the Board of Directors. The Compensation Committee also reviews and makes recommendations to the Board of Directors regarding executive succession planning, incentive compensation plans, and equity compensation plans.

2010 Independent Advisor and Competitive Market Data

The Compensation Committee retained Farient to assist it in evaluating 2010 executive and director compensation programs and to provide advice and recommendations on the amount and form of executive and director compensation. The instructions provided to Farient included assessing target compensation levels for our executives relative to market practices and evaluating the overall design of our executive compensation program. In addition, Farient was engaged by the Compensation Committee to update the assessment of the competiveness of compensation for our Board of Directors. Farient reported directly to the Compensation Committee. From time to time at the Compensation Committee’s request, Farient attended Compensation Committee meetings. In August 2010, the Compensation Committee changed its independent compensation consultant from Farient to Semler

Brossy. The Compensation Committee engaged Semler Brossy to provide advice and recommendations on the amount and form of executive and director compensation for fiscal 2011. Neither Farient nor Semler Brossy has provided other non-executive compensation consulting services to the Company, nor did the Company pay either party fees in excess of $120,000 during 2010.

Executive compensation data was drawn from the Radford Executive Benchmark Survey for general technology companies with annual revenues of $50 million to $500 million and from publicly available proxy filings for the peer companies identified below (the “Peer Companies”). In the case of the data from the proxy filings of the Peer Companies, only data for the CEO and Chief Financial Officer positions was obtained, as these are the only two positions reported with sufficient frequency among the Peer Companies to draw meaningful conclusions on competitive pay. The market compensation levels for comparable positions were examined by Farient and the Compensation Committee as part of the process to determine overall program design, base salary, target incentives and annual stock option grants, including the total equity pool for allocation to all employees.

The Peer Companies we used to evaluate market compensation positioning for executives in making 2010 compensation decisions were selected in late 2009 based on factors that were relevant for the Compensation Committee at that time. Specifically, for 2010, the Committee reduced the annual revenue range for Peer Companies to $100 million to $500 million that were comparable to Intevac based on factors such as lines of business, profitability, and technical sophistication.

The 2010 Peer Companies we selected are as follows:

•	II-VI Inc.

•	ATMI, Inc.

•	Cognex Corp.

•	Cohu, Inc.

•	Formfactor, Inc.

•	Mattson Technology, Inc.

•	Rudolph Technologies, Inc.

•	Veeco Instruments, Inc.

•	Advanced Energy Industries, Inc.

•	Axcelis Technologies, Inc.

•	Cymer Inc.

•	Electro Scientific Industries, Inc.

•	Kulicke & Soffa Industries, Inc.

•	Newport Corporation

•	Semitool Inc.

The base salary, total cash compensation (base salary plus performance-based annual cash bonus) and total compensation (including stock options) for each of Intevac’s eleven most senior executives were compared to median market pay levels for executives with similar levels of responsibility. The Compensation Committee concluded that Intevac’s executive compensation was:

•	Within a reasonable range of the market median overall, at target levels of performance;

•	Generally above Peer Company executive compensation when Intevac’s financial performance was above Peer Company financial performance and below Peer Company executive compensation when Intevac’s financial performance was below that of Peer Companies; and

•	More variable as a function of performance than the Peer Company average and that it continued to provide strong incentive to management to optimize Intevac’s financial performance in each year and over time.

The Committee does not establish a specific target percentile for the total compensation of our NEOs, but the Compensation Committee believes that considering, as one among many factors, the overall compensation of our NEOs as compared to the market median assists in crafting executive compensation packages that will attract, motivate, and retain the quality executive talent Intevac needs. As a result of the Company’s improved financial performance in 2010 and its having exceeded its Plan targets for the year, the compensation earned by the NEOs for 2010 was generally above the target compensation opportunities established for the NEOs. This result is consistent with the intent and design of the Company’s variable pay programs, which link actual pay directly to improved operating results, and result in reduced compensation in years in which financial results do not meet expectations.

Role of the CEO

The CEO provides recommendations to the Compensation Committee with respect to base salary amounts, target bonus percentages, bonus payments, and stock option grants for each NEO (other than himself). These compensation recommendations are based on market data reviewed by the Compensation Committee and a review by the CEO of each executive officer’s overall performance and contribution to the Company during the prior year. While the Compensation Committee considers the recommendations of the CEO with respect to these elements of compensation, the Compensation Committee independently evaluates the recommendations and makes all final compensation decisions. The CEO does not make any recommendations as to his own compensation and such decisions are made solely by the Board of Directors.

Compensation Components

The components of executive compensation are:

•	Base salary;

•	Performance-based annual cash bonus; and

•	Annual grants of long-term, equity-based incentives, currently stock options with four-year annual vesting.

We also provide our executives the same benefits and perquisites that we offer our other U.S. employees. These standard employee benefits include participation in our 401(k) plan and employee stock purchase plan, and medical, dental and life insurance benefits, each with the same terms and conditions available to employees. We do not provide any benefits or perquisites to our NEOs that are not available to the majority of employees in the U.S.

2010 Executive Compensation

Base Salary:

We provide our NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. The purpose of base salary is to reward effective fulfillment of the assigned job responsibilities, and to reflect the position’s relative value to the Company and competitiveness of the executive job market.

New NEOs:  Prior to making an offer of employment to a NEO, the Compensation Committee approves the executive officer’s base salary after consideration of the recommendation of the CEO. In setting the executive officer’s base salary, a number of factors are taken into account, in the Compensation Committee’s discretion, including the executive’s compensation with his previous employer, the compensation of other Intevac executives, the competitive labor market for similar executives, and how difficult it is to recruit and retain executive officers with similar skills and experience. None of these factors is specifically weighted and the evaluation includes a subjective evaluation of skills, experience and responsibilities in the Compensation Committee’s judgment.

Continuing NEOs:  Once a NEO has joined Intevac, the Compensation Committee approves changes to his or her base salary during its annual review. The competitive market data provided by the independent compensation consultant is used, in addition to an assessment of each executive’s responsibilities and performance against objectives (See “Performance-based annual cash bonus, Annual Strategic Objectives” below for details relating to these objectives), to determine annual changes to base salary. As with new hires, these factors are evaluated at the Compensation Committee’s discretion and in the Compensation Committee’s judgment. Annual adjustments to base salary also proportionately affect the executive’s target bonus (“Target Bonus”) which is determined by multiplying each executive’s base salary by the applicable target bonus percentage determined for such executive by the Compensation Committee (“Target Bonus Percentage”).

Base Salary:  2010 base salaries for the NEOs were approved by the Compensation Committee (with the exception of Mr. Fairbairn, whose base salary was approved by the independent members of the Board of Directors, upon recommendation of the Compensation Committee). The improved business outlook regarding fiscal 2010 led the Compensation Committee, after consultation with management, to determine that the salary freeze initiated in fiscal 2009 should be lifted for fiscal 2010. Mr. Andreson’s annual base salary was increased by 6% from its 2009 level to better align his base salary with the market. Mr. Fairbairn’s, Dr. Pietras’ and Dr. Russak’s annual base salaries were increased from their 2009 levels by 4%, 4%, and 2%, respectively, within the range of raises given to Intevac employees.

The annual base salaries for the CEO and other NEOs in 2009 and 2010 were as follows:

Executive	2009 Base Salary	2010 Base Salary

Kevin Fairbairn,	$468,021	$485,000
President and CEO
Jeffrey Andreson,	$260,021	$275,000
Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary
Luke Marusiak(1)	$—	$275,000
Executive Vice President, Chief Operating Officer
Joseph Pietras,	$255,091	$265,000
Executive Vice President and General Manager, Intevac Photonics
Michael Russak	$270,005	$275,000
Executive Vice President and General Manager, Hard Disk Equipment Products

(1)	Mr. Marusiak was rehired by the Company on January 18, 2010.

Performance-based annual cash bonus:

We provide the opportunity to earn performance-based annual cash bonuses to our NEOs and other management employees under our Executive Incentive Plan (“EIP”). The total amount payable under the EIP is determined based on Intevac’s financial performance. The objective of the EIP is to align our executive compensation with actual short-term business performance and with strategic business objectives.

The components to determine the performance-based cash bonus include:

•	Bonus Pool;

•	Target Bonus; and

•	Annual Strategic Objectives.

Each of these components and the resulting calculation of the annual bonus payments are described in more detail below.

Bonus Pool:  At the beginning of each year, the Compensation Committee sets a percentage of the Company’s Proforma Annual Income before Income Taxes that will be used to fund performance-based annual cash bonuses for our NEOs and other management employees (the “Bonus Pool”). Proforma Annual Income before Income Taxes is the single largest determinant of individual bonuses. For the purposes of calculating the Bonus Pool, “Proforma Annual Income before Income Taxes,” is equal to income before income taxes, adding back the Bonus Pool expense, employee profit sharing expense and equity-based compensation expense. The Compensation Committee reserves the right to exclude amounts, such as extraordinary or unusual items, gains or losses when determining Proforma Annual Income before Income Taxes, but did not make any adjustments to the formula during 2010.

The amount of bonus earned by each executive will vary substantially with financial performance. If Proforma Annual Income before Income Taxes is a loss during a given year, no bonuses will be paid. Also EIP participant performance-based annual cash bonuses are capped at a maximum of two times the Target Bonus, and are subject to the availability of such amount under the total Bonus Pool.

The Bonus Pool funding percentage is determined by the Compensation Committee each year based on a number of factors, evaluated in the Compensation Committee’s discretion, including:

•	The size of the bonus pool needed to fund Target Bonuses for all plan participants;

•	The Plan and expected level of profitability for the year; and

•	Management’s recommendations for incentive funding.

For 2010, the bonus funding percentage was set at 10% of Proforma Annual Income before Income Taxes. The Company believes that the bonus funding percentage is appropriate because it balances incentives to our executives with appropriate returns to our stockholders.

In early 2010, the Bonus Pool Percentage approved by the Compensation Committee when multiplied by the Company’s projected 2010 pretax earnings per the Company’s Plan approved by the Board for the year, was not sufficient to fund Target Bonuses for each participant. Accordingly, management had to exceed 2010 Plan profitability in order to earn Target Bonuses. However, actual Proforma Annual Income before Income Taxes for 2010 was more than 75% higher than the Company’s original Proforma Annual Income before Income Taxes projection, and actual EIP bonus payments to the NEOs ranged from 43% to 121% of their individual target bonus opportunity.

Target Bonus:  Each NEO is assigned an annual Target Bonus, computed by multiplying each executive’s base salary times his or her Target Bonus Percentage. EIP participant performance-based annual cash bonuses are capped at a maximum of two times the Target Bonus, and are subject to the availability of such amount under the total Bonus Pool.

Target Bonus Percentages are determined based on competitive market data, internal equity considerations, and the degree of difficulty associated with achieving performance levels. Each factor is evaluated by the Compensation Committee based on data and input provided by management and the independent compensation consultant. In 2010 Mr. Andreson’s target bonus was increased from 75% to 125% of salary based on the competitive data on total compensation provided by the compensation consultant. No other changes were made to the 2010 Target Bonus Percentages from their 2009 levels. The Compensation Committee believes that the 2010 Target Bonus Percentages are appropriate for each NEO based upon his or her position within the Company, level of responsibility and performance objectives.

Target Bonus Percentages for the CEO and other NEOs during 2009 and 2010 were as follows:

	2009 Target Bonus as a	2010 Target Bonus as a
Executive	Percent of Base Salary	Percent of Base Salary

Kevin Fairbairn	200%	200%
Jeffrey Andreson	75%	125%
Luke Marusiak(1)	—	75%
Joseph Pietras	75%	75%
Michael Russak	75%	75%

(1)	Mr. Marusiak was rehired by the Company on January 18, 2010.

Annual Strategic Objectives:  In addition to the determination of the Bonus Pool as a whole and the Target Bonuses, each NEO receives a comprehensive set of specific goals and objectives (the “Goals”) established at the beginning of the fiscal year. The Goals were approved by the Compensation Committee at the beginning of 2010 (with the exception of Mr. Fairbairn’s Goals, whose Goals were approved by the independent members of the Board of Directors, upon recommendation of the Compensation Committee). The Goals cover four general categories — business results, market development, product and operational excellence and strategic objectives. Goals may be established separately for each category or in any combination.

•	Business Results Goals are financial performance objectives of the Company and its individual business units. For fiscal 2010, the NEOs were measured on the Proforma Annual Income before Income Taxes of their business units relative to the Plan. Proforma Annual Income before Income Taxes is equal to income before income taxes, adding back the Bonus Pool expense, employee profit sharing expense and equity-based compensation expense. The CEO and Chief Financial Officer were measured on overall company Proforma Annual Income before Income Taxes relative to the Plan, while Equipment and Intevac Photonics

NEOs were measured on their respective business units’ Proforma Annual Income before Income Taxes relative to the Plan for their business units.

•	Market Development Goals are objectives relating to orders, new products, market share growth, entry into new markets, and customer wins.

•	Product and Operational Excellence Goals are objectives relating to target completion dates for new products or improved products, material cost and reliability goals for new and existing products, product yield improvements, field product performance and other measures as appropriate to encourage product excellence.

•	Strategic Initiatives Goals are objectives relating to business process improvements, organizational and leadership development, employee engagement, safety and other efficiency improvements in corporate service areas (finance, accounting and human resources.)

The following table shows fiscal 2010 Goals and their relative weightings for each NEO:

NEO	Fiscal 2010 Goals (and Relative Weightings)

Kevin Fairbairn	(1) Achieve the fiscal 2010 Company Proforma Annual Income before Income Taxes goal (weighted at 50%);
(2) Achieve objectives relating to magnetic media processing equipment market share, product development leadership and operational excellence (collectively weighted at 20%);
(3) Achieve objectives relating to growth and profitability of the Photonics business unit (collectively weighted at 10%);

(4) Achieve objectives related to diversification of the process equipment business beyond magnetic media including specific objectives related to product development, market development and operational excellence (collectively weighted at 15%); and

(5) Achieve strategic initiatives including organizational and leadership development, employee engagement, quality, and safety (collectively weighted at 5%).
Jeffrey Andreson	(1) Achieve the fiscal 2010 Company Proforma Annual Income before Income Taxes goal (weighted at 50%);

(2) Achieve strategic initiatives including successful resolution of the auction rate securities arbitration, implementing financial and business systems improvements; specific objectives related to treasury, internal control, tax reporting matters, and investor relations (collectively weighted at 45%); and

(3) Achieve strategic initiatives including organizational and leadership development, employee engagement, and safety (collectively weighted at 5%).
Luke Marusiak	(1) Achieve the fiscal 2010 Equipment division Proforma Annual Income before Income Taxes goal (weighted at 50%);
(2) Achieve market development objectives for solar and semiconductor markets including product launches, market share growth, orders and shipments) (collectively weighted at 22.5%);
(3) Achieve product and operational excellence objectives for solar and semiconductor products including specific objectives related to product development (collectively weighted at 22.5%); and
(4) Achieve strategic initiatives including organizational and leadership development, employee engagement, and safety (collectively weighted at 5%).

NEO	Fiscal 2010 Goals (and Relative Weightings)

Joseph Pietras	(1) Achieve the fiscal 2010 Intevac Photonics division Proforma Annual Income before Income Taxes goal (weighted at 50%);
(2) Achieve market development objectives for military and commercial products including market penetration, orders and shipments (collectively weighted at 22.5%);

(3) Achieve product and operational excellence objectives related to the Photonics division for manufacturing cost reduction, operational efficiencies and specific objectives related to product development (collectively weighted at 22.5%); and

(4) Achieve strategic initiatives including export compliance, organizational and leadership development, employee engagement, quality and safety (collectively weighted at 5%).
Michael Russak	(1) Achieve the fiscal 2010 Equipment division Proforma Annual Income before Income Taxes goal (weighted at 50%);
(2) Achieve market development objectives for the hard disk drive market including orders, shipments and customer satisfaction (collectively weighted at 22.5%);

(3) Achieve product and operational excellence objectives for hard disk drive equipment products including specific objectives related to manufacturing cost reduction and product development (collectively weighted at 22.5%); and

(4) Achieve strategic initiatives including organizational and leadership development, employee engagement, quality, and safety (collectively weighted at 5%).

The NEOs’ performance against each of the Goals is scored at the end of the year by the CEO and Mr. Fairbairn’s performance against each of his Goals is scored by the Compensation Committee. The performance and evaluation is then reviewed and approved by the Compensation Committee and Mr. Fairbairn’s performance is reviewed and approved by the independent members of the Board of Directors. This numerical grading is used to formulaically adjust the allocation of individual bonuses from the Bonus Pool, if any, with higher graded executives receiving a larger allocation and lower graded executives receiving a smaller allocation compared to all of the participants in the plan. The Compensation Committee may adjust the grading of the NEOs or their individual bonus at its sole discretion but did not do so during 2010. The actual amount of adjustment depends on the rating of each executive relative to all other participants, as the total amount required for bonus payments to all participants cannot exceed the Bonus Pool. Therefore, if all participants received the same rating, the pool would be allocated exclusively based on the relative size of each participant’s Target Bonus compared to all other participants.

Likelihood of Achievement of Goals:  In general, total performance targets for the Goals of each NEO are set at aggressive levels, such that they anticipate performance in excess of what would be considered normal performance in the expected economic environment. The CEO recommends the Goals to the Compensation Committee, and these goals are typically considered stretch goals and therefore perceived by the Compensation Committee to be reasonably difficult to achieve. The performance measures established by the Committee to determine payouts under the plan are tied both to the Company’s actual Proforma Annual Income before Income Taxes and to the individual’s Goals. Even where the Proforma Annual Income before Income Taxes target is achieved, the actual payout to each participant employee depends on his or her Goal achievement for the measurement period. The performance measures at both the Company and individual levels are aggressive and difficult to achieve, and if achieved at 100% would exceed the Company’s operational and financial expectations for the measurement period. Due to their challenging nature, historical achievement of performance goals has fluctuated from year to year. In early fiscal 2010, achievement of the target business results was believed to be attainable with significant effort.

Determining Actual Fiscal 2010 Bonuses:  Analyzing each NEO’s performance versus individual Goals, the Compensation Committee determined that Mr. Fairbairn and Mr. Andreson exceeded their business results goal (Company Proforma Annual Income before Income Taxes was $42.8 million or 176% of the goal amount), fully achieved or exceeded the vast majority of their other performance goals and partially achieved some goals related to strategic initiatives. Mr. Marusiak and Dr. Russak exceeded their business results goal (Equipment Proforma

Annual Income before Income Taxes was $43.7 million or 207% of the goal amount). Mr. Marusiak fully achieved or exceeded the vast majority of his performance goals, partially achieved some goals, and did not achieve a few goals related to new products and markets. Dr. Russak exceeded or achieved the vast majority of his performance goals. In determining bonus amounts for Dr. Russak and Mr. Marusiak, the Committee recognized the significant contributions of the Equipment business unit to Intevac’s overall strong performance in fiscal 2010 and to the Company’s anticipated future growth. Dr. Pietras did not achieve his business results goal as Intevac Photonics Proforma Income before Income Taxes was a loss and therefore received a lower bonus payment compared to the rest of the NEOs. Dr. Pietras fully achieved some of his other performance goals and partially achieved some goals. The specific performance versus objectives for each of the goals other than Proforma Annual Income before Income Taxes are not disclosed as there are multiple individual goals for each NEO and the disclosure of which would not be meaningful as well as it would reveal confidential information regarding our business strategy and operations, which could result in substantial competitive harm.

No bonus payments were made to the NEOs for fiscal 2008 and 2009 as Proforma Annual Income before Income Taxes was a loss for those years. The 2010 target and actual bonuses of the CEO and other NEOs are shown in the following table:

Executive	2010 Target Bonus	2010 Actual Bonus	% of Target

Kevin Fairbairn	$970,000	$1,020,000	105%
Jeffrey Andreson	$343,750	$381,758	111%
Luke Marusiak(1)	$193,782	$226,281	117%
Joseph Pietras	$198,750	$84,566	43%
Michael Russak	$206,250	$248,972	121%

(1)	Mr. Marusiak’s maximum eligible bonus amount and actual bonus amount paid were prorated based on his hire date in January 2010.

Stock Options:

We grant stock options to our NEOs to align their interests with the long-term interests of our stockholders and to provide our executives with incentives to manage Intevac from the perspective of an owner with an equity stake in the business.

Stock Option Terms:  Stock options enable our executives to acquire shares of our Common Stock at a fixed price per share (the closing market price on the grant date). The stock options granted by the Company typically have had a 10-year term, subject to earlier termination following the executive’s cessation of service with Intevac in accordance with our 2004 Equity Incentive Plan. Starting in 2010, the Company began granting options with a term of 7 years. Options granted to executives generally vest in four equal annual installments, as measured from the option grant date. The Compensation Committee believes that four-year vesting of stock options was consistent with peer group practices and provides retention incentives associated with long-term stock price appreciation.

Timing of Stock Option Grants:  The Compensation Committee grants options to NEOs shortly after their start date in accordance with our 2004 Equity Incentive Plan. Generally, the Compensation Committee also grants stock options annually to our NEOs and other exempt employees. Annual renewal grants are made only on days when our insider trading window is open. The Company’s insider trading window opens the third business day after quarterly earnings have been released, and closes three weeks prior to the end of each quarter. Our policy is not to make our annual renewal grants during such times as management and/or the Compensation Committee may be in possession of material, non-public information. New hire grants are made each month on the third Thursday of the month, by unanimous written consent of the Compensation Committee members.

Individual Grant Determinations:  Annually, the Compensation Committee approves a pool of renewal options to be granted to all grant recipients taking into consideration the total dilutive impact of all shares to be granted, the stock option overhang (the total number of shares to be granted as a percentage of shares outstanding), and projected compensation expense related to employee stock options. Each year, the Compensation Committee sets guidelines for the number of options to be granted to each NEO and other exempt employees. Actual stock option grants to NEOs are made within the ranges set forth in these guidelines, based on the factors discussed below. For the NEOs, the guidelines reflect each NEO’s position within the Company and are set at a level that the Compensation Committee considers appropriate to create a meaningful opportunity for reward predicated on increasing stockholder value. In determining the appropriate grant levels, the Compensation Committee reviews competitive market practices, taking into consideration both the potential value to individual participants compared to executives at other companies with similar responsibilities. Generally, the Compensation Committee does not change its guidelines substantially from year to year even when share prices and the implied value of grants change significantly. This is because the Compensation Committee believes that it would be difficult to manage total share dilution from equity incentives in a responsible manner if the number of shares to be granted fluctuated with share prices each year in a volatile market environment. In addition, the Compensation Committee believes that the value of shares granted, over time and on average, remains consistent with market practices.

Actual annual renewal grants to NEOs, except for Mr. Fairbairn, were proposed by management and reviewed and approved at a Compensation Committee meeting. In determining the number of option shares to grant to each individual, including Mr. Fairbairn, the Compensation Committee takes into account factors such as each executive’s recent performance, level of responsibility, job assignment, the competitive climate, market data, and retention considerations. Each of these factors was considered by the Compensation Committee, in its judgment, and no formal weighting of these factors was used.

The number of renewal stock options granted to the NEOs in 2010 is shown in the table below.

Executive	2009 Option Grants	2010 Option Grants

Kevin Fairbairn	75,000	75,000
Jeffrey Andreson	25,000	25,000
Luke Marusiak(1)	—	—
Joseph Pietras	25,000	25,000
Michael Russak	20,000	25,000

(1)	Mr. Marusiak was rehired by the Company on January 18, 2010 and received a new hire grant of 50,000 options at that time.

Ownership Guidelines and Hedging Policies:  We do not currently have a stock ownership policy for our executive officers. However, all of our NEOs own shares of the company’s common stock or vested, but unexercised, equity awards. The Company has an insider trading policy which, among other things, prohibits insiders from short sales of Intevac Common Stock. Other than these prohibitions, the Company has no specific policy regarding hedging of stock ownership positions.

2011 Executive Compensation

Early in 2011 the Compensation Committee approved the 2011 base salaries and target 2011 bonus amounts for the NEOs in the respective amounts detailed in the table below. These compensation decisions were made on the basis of the executive compensation philosophy and principles discussed earlier in this Compensation Discussion and Analysis and reflected the Compensation Committee’s assessment of Company and individual performance during fiscal 2010.

		2011 Target Bonus
		as a Percent of
	2011 Base Salary	Base Salary	2011 Target Bonus

Kevin Fairbairn	$485,000	200%	$970,000
Jeffrey Andreson	$283,250	125%	$354,063
Luke Marusiak	$283,250	75%	$212,438
Joseph Pietras	$272,950	75%	$204,713
Michael Russak	$281,875	75%	$211,407

Termination of Employment and Severance Agreements

With the exception of Mr. Fairbairn, none of Intevac’s executive officers have an employment agreement. Employment of all of our executive officers may be terminated at any time at the discretion of the Board of Directors. The terms of Mr. Fairbairn’s employment agreement are described in the section entitled “Potential Payments Upon Termination or Change of Control.” The Compensation Committee believes that entering into the employment agreement with Mr. Fairbairn was necessary to attract and retain Mr. Fairbairn. An agreement was negotiated with and entered into with Mr. Fairbairn at the original time of his hire as a precondition of Mr. Fairbairn to his accepting the offer, and was subsequently updated in 2007 and 2008 primarily to clarify its terms and to comply with Section 409A of the Internal Revenue Code. In negotiating the terms of Mr. Fairbairn’s severance arrangements, we recognized that concerns over termination and the potential for a change of control of the Company could create uncertainty for Mr. Fairbairn regarding his continued employment, since such transactions often result in changes in senior management. The Company felt that by providing certain benefits upon his termination of employment in certain instances, such as involuntary termination or his termination in connection with a change of control of the Company, the risk of potential job loss to Mr. Fairbairn would be mitigated, and would provide encouragement to remain with the Company and to make decisions that are in the best interests of the Company’s stockholders. We felt that such considerations were critical to attracting and retaining Mr. Fairbairn. Mr. Fairbairn’s employment agreement does not provide for any gross up should Mr. Fairbairn’s severance or other payments and benefits be subject to Section 280G golden parachute excise taxes.

Impact of Accounting and Tax Treatment

Accounting Treatment

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model in accordance with applicable accounting standards. Once the fair value of each award is determined, it is expensed in the Company’s income statement using the graded vesting attribution method over the service period (See Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2010 filed with the SEC on February 25, 2011). Projected compensation expense related to employee stock options in the aggregate is one of the factors taken into consideration by the Compensation Committee in determining NEO and other employee stock option grants as noted under “Individual Grant Determinations.”

Tax Treatment

Under Section 162(m) of the Internal Revenue Service Code, Intevac receives a federal income tax deduction for compensation paid to each of our CEO and certain other NEOs only if the compensation paid to the individual executive is less than $1 million during any fiscal year or is “performance-based” as defined under Section 162(m). Intevac’s 2004 Equity Incentive Plan permits our Compensation Committee to grant equity compensation that is considered “performance-based” and thus fully tax-deductible under IRC Section 162(m). Bonuses granted under the EIP are not considered “performance-based” for purposes of Section 162(m). Our Compensation Committee may seek a tax deduction for our executive compensation, to the extent we determine it is in the best interests of Intevac.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be filed with the SEC, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent Intevac specifically incorporates it by reference into such filing.

The Compensation Committee oversees Intevac’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the members of the Compensation Committee.

Stanley J. Hill (Chairman)
John F. Schaefer
Thomas M. Rohrs

2010 Summary Compensation Table

The following table presents information concerning the total compensation of Intevac’s CEO, Chief Financial Officer, each of the three most highly compensated officers at the end of the last fiscal year (the “NEOs”) for services rendered to Intevac in all capacities for the fiscal years ended December 31, 2010, 2009 and 2008.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred	All
				Stock	Option	Incentive Plan	Compensation	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)	($)(2)	($)(3)	($)	($)(4)	($)

Kevin Fairbairn,	2010	480,438	—	—	481,652	1,020,000	—	2,000	1,984,090
President and Chief	2009	486,222	—	—	157,380	—	—	2,000	645,602
Executive Officer	2008	465,250	—	—	452,074	—	—	2,000	919,324
Jeffrey Andreson,	2010	271,436	—	—	160,551	381,758	—	2,000	815,745
Executive Vice President and	2009	270,022	—	—	52,460	—	—	1,400	323,882
Chief Financial Officer	2008	258,482	—	—	150,691	—	—	2,000	411,173
Luke Marusiak(5)	2010	258,377	—	—	456,313	226,281	—	2,000	942,971
Executive Vice President,	2009	—	—	—	—	—	—	—	—
Chief Operating Officer	2008	245,333	—	—	150,691	—	—	2,000	398,024
Joseph Pietras,	2010	262,553	—	—	160,551	84,566	—	2,000	509,670
Executive Vice President and	2009	264,902	—	—	52,460	—	—	1,325	318,687
General Manager, Intevac Photonics	2008	252,973	—	—	150,691	—	—	2,000	405,664
Michael Russak,	2010	267,542	—	—	160,551	248,972	—	2,000	679,065
Executive Vice President and	2009	258,422	—	—	41,968	—	—	1,350	301,740
General Manager, Hard Disk Equipment Products(6)	2008	103,848	—	—	301,382	—	—	2,000	407,230

(1)	Fiscal 2009 had twenty-seven pay periods. Fiscal 2009 salaries for the NEOs represent fifty-four weeks of compensation.

(2)	Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are grant date fair value of option awards granted in fiscal 2010, 2009 and 2008 as determined pursuant to ASC 718. The assumptions used to calculate the value of option awards are set forth under Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2010 filed with the SEC on February 25, 2011.

(3)	2010 bonus amounts consist of bonuses earned under Intevac’s Executive Incentive Plan for services rendered in fiscal 2010 and paid in 2011. No bonuses were earned under Intevac’s Executive Incentive Plan for services rendered in fiscal 2009 and 2008.

(4)	Amounts consist of matching contributions we made under our tax-qualified 401(k) plan, which provides for broad-based employee participation.

(5)	Mr. Marusiak left employment with the Company in October 2008. Mr. Marusiak was rehired on January 18, 2010.

(6)	Dr. Russak was hired on July 28, 2008.

Grants of Plan-Based Awards in 2010

The following table presents information concerning grants of plan-based awards to each of the NEOs during the fiscal year ended December 31, 2010.

						All Other
					All Other	Option
					Awards:	Awards:	Exercise	Grant Date
					Number	Number of	or Base	Fair Value
		Estimated Future Payouts Under			of Shares	Securities	Price of	of Stock
		Non-Equity Incentive Plan Awards(1)			of Stock	Underlying	Option	and Option
		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Share)	($)(2)

Kevin Fairbairn	05/20/10	—	—	—		75,000	11.84	481,652
	N/A	0	970,000	N/A	—	—	—	—
Jeffrey Andreson	05/20/10	—	—	—		25,000	11.84	160,551
	N/A	0	343,750	N/A	—	—	—	—
Luke Marusiak	01/21/10	—	—	—		50,000	16.49	456,313
	N/A	0	193,782	N/A	—	—	—	—
Joseph Pietras	05/20/10	—	—	—		25,000	11.84	160,551
	N/A	0	198,750	N/A	—	—	—	—
Michael Russak	05/20/10	—	—	—		25,000	11.84	160,551
	N/A	0	206,250	N/A	—	—	—	—

(1)	Reflects threshold, target and maximum target cash bonus amounts for fiscal 2010 performance under the Executive Incentive Plan, as described in “Compensation Discussion and Analysis — Compensation Components.” No bonus amounts were paid for fiscal 2010 performance under the Executive Incentive Plan.

(2)	Reflects the grant date fair value of each equity award computed in accordance with ASC 718. The assumptions used to calculate the value of option awards are set forth under Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2010 filed with the SEC on February 25, 2011.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table shows all outstanding option awards held by each of the NEOs at the end of fiscal 2010. We have not granted any stock awards.

	Option Awards(1)
				Equity Incentive Plan
	Number of Securities	Number of Securities		Awards: Number of
	Underlying	Underlying		Securities Underlying	Option	Option
	Unexercised Options	Unexercised Options		Unexercised	Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable		Unearned Options (#)	Price ($)	Date

Kevin Fairbairn	174,769	—		—	2.63	01/24/2012
	50,000	—		—	14.00	02/19/2014
	50,000	—		—	7.53	02/01/2015
	75,000	—		—	16.13	08/30/2016
	56,250	18,750	(2)	—	16.13	08/30/2017
	37,500	37,500	(3)	—	11.16	08/21/2018
	18,750	56,250	(4)	—	3.91	02/27/2019
	—	75,000	(5)	—	11.84	05/20/2017
Jeffrey Andreson	37,500	12,500	(6)	—	20.20	06/21/2017
	12,500	12,500	(7)	—	11.16	08/21/2018
	6,250	18,750	(8)	—	3.91	02/27/2019
	—	25,000	(9)	—	11.84	05/20/2017
Luke Marusiak	—	50,000	(10)	—	16.49	01/21/2020
Joseph Pietras	50,000	—		—	17.00	08/17/2016
	18,750	6,250	(11)	—	16.13	08/30/2017
	—	12,500	(7)	—	11.16	08/21/2018
	—	18,750	(8)	—	3.91	02/27/2019
	—	25,000	(9)	—	11.84	05/20/2017
Michael Russak	25,000	25,000	(12)	—	11.16	08/21/2018
	—	15,000	(13)	—	3.91	02/27/2019
	—	25,000	(9)	—	11.84	05/20/2017

(1)	Reflects options granted under the 2004 Equity Incentive Plan and the 1995 Stock Option Plan.

(2)	Assuming continued employment with Intevac, 18,750 shares will become exercisable on August 30, 2011.

(3)	Assuming continued employment with Intevac, 18,750 shares will become exercisable on August 21 of each of 2011 and 2012.

(4)	18,750 shares became exercisable on February 27, 2011. Assuming continued employment with Intevac, 18,750 shares will become exercisable on February 27 of each of 2012 and 2013.

(5)	Assuming continued employment with Intevac, 18,750 shares will become exercisable on May 20 of each of 2011, 2012, 2013 and 2014.

(6)	Assuming continued employment with Intevac, 12,500 shares will become exercisable on June 21, 2011.

(7)	Assuming continued employment with Intevac, 6,250 shares will become exercisable on August 21 of each of 2011 and 2012.

(8)	6,250 shares became exercisable on February 27, 2011. Assuming continued employment with Intevac, 6,250 shares will become exercisable on February 27 of each of 2012 and 2013.

(9)	Assuming continued employment with Intevac, 6,250 shares will become exercisable on May 20 of each of 2011, 2012, 2013 and 2014.

(10)	12,500 shares became exercisable on January 21, 2011. Assuming continued employment with Intevac, 12,500 shares will become exercisable on January 21 of 2012, 2013 and 2014.

(11)	Assuming continued employment with Intevac, 6,250 shares will become exercisable on August 30, 2011.

(12)	Assuming continued employment with Intevac, 12,500 shares will become exercisable on August 21 of each of 2011 and 2012.

(13)	5,000 shares became exercisable on February 27, 2011. Assuming continued employment with Intevac, 5,000 shares will become exercisable on February 27, 2012 and 2013.

Option Exercises and Stock Vested in 2010

The following table shows all stock options exercised and value realized upon exercise by the NEOs during fiscal 2010. We have not granted any stock awards.

Option Awards
	Number of		Stock Awards
	Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name of Executive Officer	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)

Kevin Fairbairn	—	—	—	—
Jeffrey Andreson	—	—	—	—
Luke Marusiak	—	—	—	—
Joseph Pietras	18,750	103,450	—	—
Michael Russak	5,000	45,450	—	—

(1)	The value realized equals the difference between the option exercise price and the fair value of Intevac Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Potential Payments upon Termination or Change of Control

Termination or Change of Control Arrangements

With the exception of Mr. Fairbairn, none of Intevac’s executive officers have an employment agreement with the Company. Employment of all of our executive officers may be terminated at any time at the discretion of the Board of Directors. The terms of Mr. Fairbairn’s employment are specified in his offer letter of employment.

Employment Agreement:  For Mr. Fairbairn, the terms of his employment agreement include the following:

•	In the event of the involuntary termination from his position as CEO for any reason not involving good cause, conditioned upon his execution of a waiver and release of claim within 60 days of his termination or such earlier date as may be specified in the release, the Company will continue to pay his base salary for twelve (12) months following such termination. If Intevac had terminated Mr. Fairbairn’s employment without cause on December 31, 2010, the last business day of our fiscal 2010, Mr. Fairbairn would have received his base salary of $485,000 over the following 12 months.

•	In the event of a Change of Control after which Intevac stock does not exist (such as purchase of the Company for cash), all of Mr. Fairbairn’s unvested options outstanding at that time will immediately vest. If Intevac had undergone such a Change of Control as of December 31, 2010, stock options to purchase 187,500 shares would have become immediately vested. However, 18,750 shares subject to options were “under water” at December 31, 2010 and would not have provided any benefit to Mr. Fairbairn.

•	In the event of a Change of Control in which Intevac stock survives, Mr. Fairbairn may elect either to retain his unvested options or to accelerate vesting as set forth above.

•	In the event of a Change of Control in which stock in the acquiring company is exchanged for Intevac stock and the acquiring company offers to substitute options in non-Intevac stock with an economic value equal to all of Mr. Fairbairn’s unvested Intevac options, he may either elect to accept the new stock options or accelerate vesting as set forth above.

•	In the event of a Change of Control where the acquiring company decides to not retain Mr. Fairbairn in his current position as CEO and his employment is therefore terminated upon the Change of Control, the

Company will pay Mr. Fairbairn an amount equal to twenty-four (24) months of his base salary in one lump sum as soon as possible after Mr. Fairbairn’s separation from service but in no event later than March 15 of the year following the year in which the separation from service occurred, which would have been $970,000 as of December 31, 2010.

The Compensation Committee believes that the terms of this agreement with Mr. Fairbairn support the goals of attracting and retaining highly talented individuals by clarifying the terms of employment and reducing the risks to the executive in situations where the Company may undergo a merger or be acquired. In addition, the Compensation Committee believes that such an agreement aligns the interests of Mr. Fairbairn with the interests of stockholders if a qualified offer to acquire the Company is made, in that it is to the benefit of stockholders to have Mr. Fairbairn negotiating in the best interests of the Company without concerns regarding his personal financial interests.

1995 Stock Option/Stock Issuance Plan: Under the 1995 Stock Option/Stock Issuance Plan, unvested stock options would immediately accelerate and vest in full if the employment of the executive were to be terminated either involuntarily or through a forced resignation within twelve months after any acquisition of Intevac.

2004 Equity Incentive Plan: Under the 2004 Equity Incentive Plan, all unvested options vest in full upon an acquisition of Intevac by merger or asset sale, unless the option is assumed by the acquiring entity.

The Board of Directors or its Compensation Committee, as administrator of the 2004 Equity Incentive Plan, has the authority to provide for the accelerated vesting of any or all outstanding options under the 2004 Equity Incentive Plan, including options held by our directors and executive officers, under such circumstances and at such times as the Compensation Committee deems appropriate, including in the event of termination of the executive or a Change of Control of Intevac.

Compensation of Directors

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to the members of the Company’s Board of Directors for the fiscal year ended December 31, 2010, other than Kevin Fairbairn, whose compensation is set forth under the Summary Compensation Table, and Norman Pond, whose compensation is discussed below.

						Change in
						Pension
						Value and
						Nonqualified
	Fees Earned				Non-Equity	Deferred
	or Paid in		Option		Incentive Plan	Compensation	All Other
	Cash	Stock Awards	Awards		Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)		($)	($)	($)	($)

David S. Dury	53,625	—	75,328	(3)	—	—	—	128,953
Stanley J. Hill	45,000	—	75,328	(3)	—	—	—	120,328
Robert Lemos(2)	31,938	—	75,328	(3)	—	—	—	107,266
Thomas M. Rohrs	11,250	—	101,300	(4)	—	—	—	112,550
John F. Schaefer	22,500	—	122,556	(5)	—	—	—	145,056
Ping Yang	43,062	—	75,328	(3)	—	—	—	118,390

(1)	Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are grant date fair value of option awards granted during fiscal 2010 as determined pursuant to ASC 718. The assumptions used to calculate the value of option awards are set forth under Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2010 filed with the SEC on February 25, 2011.

(2)	Mr. Lemos resigned from the board of directors on October 23, 2010.

(3)	Reflects the fair value as of the grant date: $75,328 for a stock option grant to purchase 12,000 shares of Common Stock made on May 20, 2010 at an exercise price of $11.84 per share. The directors had options to purchase the following shares of Common Stock outstanding at December 31, 2010: Mr. Dury: 53,500 shares; Mr. Hill: 71,500 shares, and Dr. Yang: 73,500 shares.

(4)	Reflects the fair value as of the grant date: $101,300 for a stock option grant to purchase 18,000 shares of Common Stock made on October 21, 2010 at an exercise price of $10.23 per share, representing Mr. Rohrs’ one-time grant for being appointed to the Board. Mr. Rohrs had options to purchase 18,000 shares of Common Stock outstanding at December 31, 2010.

(5)	Reflects the fair value as of the grant date: $122,556 for a stock option grant to purchase 18,000 shares of Common Stock made on June 17, 2010 at an exercise price of $12.28 per share representing Mr. Schaefer’s one-time grant for being appointed to the Board. Mr. Schaefer had options to purchase 18,000 shares of Common Stock outstanding at December 31, 2010.

Standard Director Compensation Arrangements

Intevac uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board of Directors. The Compensation Committee of the Board of Directors conducts an annual review of director compensation and, if appropriate, recommends any changes in the type or amount of compensation to the Board of Directors. In reviewing director compensation, the Compensation Committee takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by compensation consulting firms and the specific duties and committee responsibilities of particular directors. In addition, the Compensation Committee may make recommendations or approve changes in director compensation in connection with the Compensation Committee’s administration and oversight of our 2004 Equity Incentive Plan. Any change in director compensation is approved by the Board of Directors.

Cash Compensation

Non-employee directors receive annual cash fees for service on the Board of Directors and its various committees. During the first quarter of 2010, each of Intevac’s non-employee directors received a cash payment of $7,500 per quarter for serving as a director; and Intevac’s Lead Director received an additional cash payment of $1,875 per quarter for serving as the Lead Director. Effective April 1, 2010, the quarterly cash payment for serving as a director was increased to $11,250. In addition, the Audit Committee Chair began receiving an annual cash payment of $6,500 for serving as the Audit Committee Chair, and the Compensation and Nominating and Governance Committee Chairs began receiving annual cash payments of $5,000 for serving as chairs of those respective committees. The quarterly payment of $1,875 per quarter to the Lead Director remained the same. Directors do not receive cash compensation for attending meetings of the Board of Directors.

Equity Compensation

Our non-employee directors are eligible to receive grants of options to purchase shares of our Common Stock pursuant to our 2004 Equity Incentive Plan when and as determined by our Board of Directors. During fiscal 2010, Mr. Dury, Mr. Hill, Mr. Lemos and Dr. Yang each received an option to purchase 12,000 shares under the 2004 Equity Incentive Plan. Mr. Rohrs and Mr. Schaefer each received an option to purchase 18,000 shares under the 2004 Equity Incentive Plan representing their one-time grants for being appointed to the Board.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or committee meetings and for participating in Board-related activities paid or reimbursed by Intevac.

Compensation Arrangement with Norman Pond

As an executive officer of Intevac, the Chairman of the Board, Mr. Pond received a salary of $173,041 for fiscal 2010. In addition, Mr. Pond received a matching contribution of $2,000 under our tax-qualified 401(k) Plan, which provides for broad-based employee participation, and Mr. Pond received a payment of $26,572 under Intevac’s Profit Sharing Plan. Mr. Pond received a stock option grant to purchase 12,000 shares of Common Stock made on

May 20, 2010 at an exercise price of $11.84 per share with a grant date fair value of $75,328. Mr. Pond did not receive any additional fees for attending Board or committee meetings.

Equity Compensation Plan Information

The following table summarizes the number of outstanding shares underlying options granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans at December 31, 2010.

(c)
Number of
Securities
	(a)	(b)	Remaining
	Number of Securities	Weighted-Average	Available for
	to be Issued upon	Exercise Price of	Future Issuance
	Exercise of	Outstanding	Under Equity
	Outstanding Options,	Options, Warrants	Compensation
Plan Category	Warrants and Rights	and Rights	Plans
(1)

Equity compensation plans approved by security holders(2)	3,385,245	$11.61	772,814
Equity compensation plans not approved by security holders	—	$—	—

Total	3,385,245	$11.61	772,814

(1)	Excludes securities reflected in column (a).

(2)	Included in the column (c) amount are 235,571 shares available for future issuance under our 2003 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of February 14, 2011, for each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our Common Stock, each of the NEOs in the 2010 Summary Compensation Table on page 40, each of our directors, and all directors and executive officers of Intevac as a group.

	Common
	Stock	Percentage
	Beneficially	Beneficially
	Owned(2)	Owned(3)

Principal Stockholders, Executive Officers and Directors(1)
5% Stockholders:
First Eagle Investment Management, LLC(4)	3,239,918	14.2%
T. Rowe Price Associates, Inc(5)	2,876,490	12.6%
BlackRock, Inc.(6)	1,842,141	8.1%
NEOs:
Kevin Fairbairn(7)	522,406	2.3%
Jeffrey Andreson(8)	86,750	*
Luke Marusiak(9)	18,976	*
Joseph Pietras(10)	75,750	*
Michael Russak(11)	30,750	*
Directors:
David S. Dury(12)	117,500	*
Stanley J. Hill(13)	99,500	*
Norman H. Pond(14)	882,689	3.9%
Thomas M. Rohrs	—	*
John F. Schaefer	1,000	*
Ping Yang(15)	61,500	*
All directors and executive officers as a group (13 persons)(16)	1,949,726	8.2%

*	Less than 1%

(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Intevac, Inc., 3560 Bassett Street, Santa Clara, CA 95054.

(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has the right to acquire within 60 days of February 14, 2011, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(3)	The total number of shares of Common Stock outstanding as of February 14, 2011 was 22,750,243.

(4)	The address of First Eagle Investment Management, LLC (formerly Arnhold and S. Bleichroeder Advisers, LLC) is 1345 Avenue of the Americas, New York, NY 10105. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 10, 2011.

(5)	These securities are owned by various individual investors and institutional investors, including T. Rowe Price New Horizons Fund, Inc. (which owns 1,541,900 shares, representing 6.8% of the shares outstanding), for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investment and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act of 1934, Price Associates is deemed to be beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price

Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 9, 2011.

(6)	The address of BlackRock Inc. is 40 East 52nd Street, New York, NY 10022. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 4, 2011.

(7)	Includes 481,019 shares subject to options exercisable within 60 days of February 14, 2011.

(8)	Includes 16,000 shares held by the Jeffrey and Maureen Andreson Trust DTD 03/16/99, whose trustees are Jeffrey Andreson and Maureen Andreson. Includes 62,500 shares subject to options exercisable within 60 days of February 14, 2011.

(9)	Includes 12,500 shares subject to options exercisable within 60 days of February 14, 2011.

(10)	Includes 75,000 shares subject to options exercisable within 60 days of February 14, 2011.

(11)	Includes 30,000 shares subject to options exercisable within 60 days of February 14, 2011.

(12)	Includes 66,000 shares held by the Dury Revocable Trust DTD 06/30/99, whose trustees are David Dury and Anneke Dury. Includes 41,500 shares subject to options exercisable within 60 days of February 14, 2011.

(13)	Includes 59,500 shares subject to options exercisable within 60 days of February 14, 2011.

(14)	Includes 474,628 shares held by the Norman Hugh Pond and Natalie Pond Trust DTD 12/23/80, 127,060 shares held by the Norman H. Pond Annuity Trust 2009, 126,000 shares held by the Natalie Pond Annuity Trust 2009, 22,357 shares held by the Pond 1996 Charitable Remainder Unitrust, each of whose trustees are Norman Hugh Pond and Natalie Pond, 38,144 shares held by the Pond Family Partnership, L.P., Norman Hugh Pond, General Partner and 91,500 shares subject to options exercisable within 60 days of February 14, 2011.

(15)	Includes 61,500 shares subject to options exercisable within 60 days of February 14, 2011.

(16)	Includes 962,769 shares subject to options exercisable within 60 days of February 14, 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with our Code of Business Conduct and Ethics and our Director Code of Ethics and the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board of Directors. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Related Person Transactions

We did not enter into any transactions, and no relationships existed during the fiscal year ending December 31, 2010, which are required to be disclosed pursuant to Item 404 of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership on Form 3, and reports of changes in ownership on Form 4 or Form 5, of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish Intevac with copies of all Section 16(a) forms they file.

Based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2010, our officers, directors and holders of more than ten percent of our Common Stock complied with all Section 16(a) filing requirements.

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to provide oversight and monitoring of Intevac’s management and the independent registered public accounting firm and their activities with respect to Intevac’s financial reporting process. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with Grant Thornton LLP and management;

•	discussed with Grant Thornton LLP, Intevac’s independent public accountants, the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	received from Grant Thornton LLP the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP their independence; and

•	considered whether the provision of services covered by Principal Accountant Fees and Services is compatible with maintaining the independence of Grant Thornton LLP.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Intevac’s Annual Report on Form 10-K for the year ended December 31, 2010.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

David S. Dury (Chairman)
Thomas M. Rohrs
Ping Yang

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

JEFFREY ANDRESON
Executive Vice President, Finance and
Administration, Chief Financial
Officer, Treasurer and Secretary

April 5, 2011

Appendix A
INTEVAC, INC.
2003 EMPLOYEE STOCK PURCHASE PLAN
AS AMENDED, FEBRUARY 2011
     The following constitute the provisions of the 2003 Employee Stock Purchase Plan of Intevac, Inc. Capitalized terms used herein shall have the meanings assigned to such terms in the attached Appendix.
     1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423.
     2. Eligibility.
          (a) Offering Periods. Any individual who is an Employee as of the Enrollment Date of any Offering Period under this Plan shall be eligible to participate in such Offering Period, subject to the requirements of Section 4. Additionally, provided that an individual is an Employee as of a Semi-Annual Entry Date within an Offering Period, such individual may enter such Offering Period on such Semi-Annual Entry Date.
          (b) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted a purchase right under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.
     3. Offering Periods. The Plan shall be implemented by a series of successive Offering Periods, with such succession continuing thereafter until (i) the maximum number of shares of Common Stock available for issuance under the Plan have been purchased, or (ii) terminated in accordance with Section 19. Each new Offering Period shall commence on such date as determined by the Administrator; provided, however, that the first Offering Period shall commence on the first Trading Day on or after August 1, 2003. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future

Appendix A
offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter, except as provided in Section 23.
     4. Participation.
          (a) First Purchase Interval in the Offering Period. An Employee who is eligible to participate in the Plan pursuant to Section 2 shall be entitled to participate in the first Purchase Interval in the first Offering Period only if such individual submits to the Company’s payroll office (or its designee), a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose (i) no earlier than the effective date of the Form S-8 registration statement with respect to the issuance of Common Stock under this Plan and (ii) no later than five (5) business days from the effective date of such S-8 registration statement (the “Enrollment Window”). An eligible Employee’s failure to submit the subscription agreement during the Enrollment Window shall result in the automatic termination of such individual’s participation in the Offering Period.
          (b) Subsequent Purchase Intervals and Offering Periods. An Employee who is eligible to participate in the Plan pursuant to Section 2 may become a participant by (i) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Enrollment Date or Semi-Annual Entry Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.
     5. Payroll Deductions.
          (a) At the time a participant enrolls in the Plan pursuant to Section 4, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives on each such payday; provided, that should a payday occur on a Purchase Date, a participant shall have the payroll deductions made on such payday applied to his or her account under the new Offering Period or Purchase Interval, as the case may be. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 9.
          (b) Payroll deductions authorized by a participant shall commence on the first payday following the Entry Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 9; provided, however, that for the first Offering Period, payroll deductions shall commence on the first payday on or following the end of the Enrollment Window.
          (c) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.
          (d) A participant may (i) discontinue his or her participation in the Plan as provided in Section 9, (ii) increase the rate of his or her payroll deductions once during each Purchase Interval, and (iii) decrease the rate of his or her payroll deductions once during each Purchase Interval by (x) properly completing and submitting to the Company’s payroll office (or its

Appendix A
designee), on or before a date prescribed by the Administrator prior to an applicable Purchase Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (y) following an electronic or other procedure prescribed by the Administrator. If a participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions shall continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 9). The Administrator may, in its sole discretion, change or institute any limit as to the nature and/or number of payroll deduction rate changes that may be made by participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 5(d) shall be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).
          (e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 2(b), a participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Interval. Payroll deductions shall recommence at the rate originally elected by the participant effective as of the beginning of the first Purchase Interval which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 9.
          (f) At the time the purchase right is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the purchase right or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Employee.
     6. Grant of Purchase Right. On the Enrollment Date of each Offering Period, or the Semi-Annual Entry Date of each Offering Period for each Employee who entered such Offering Period on a Semi-Annual Entry Date, each Employee participating in such Offering Period shall be granted a purchase right to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such participant’s payroll deductions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; provided that in no event shall a participant be permitted to purchase during each Purchase Interval more than 750 shares of Common Stock (subject to any adjustment pursuant to Section 18), and provided further that such purchase shall be subject to the limitations set forth in Sections 2(b) and 8. The Employee may accept the grant of such purchase right by electing to participate in the Plan in accordance with the requirements of Section 4. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a participant may purchase during each Purchase Interval of such Offering Period. Exercise of the purchase right shall occur as provided in Section 7, unless the participant has withdrawn pursuant to Section 9. The purchase right shall expire on the last day of the Offering Period.

Appendix A
     7. Exercise of Purchase Right.
          (a) Unless a participant withdraws from the Plan as provided in Section 9, his or her purchase right for the purchase of shares of Common Stock shall be exercised automatically on the Purchase Date, and the maximum number of full shares subject to purchase right shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Interval or Offering Period, subject to earlier withdrawal by the participant as provided in Section 9. Any other funds left over in a participant’s account after the Purchase Date shall be returned to the participant. During a participant’s lifetime, a participant’s purchase right to purchase shares hereunder is exercisable only by him or her.
          (b) Notwithstanding any contrary Plan provision, if the Administrator determines that, on a given Purchase Date, the number of shares of Common Stock with respect to which purchase rights are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on an Entry Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Purchase Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Entry Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising purchase rights to purchase Common Stock on such Purchase Date, and continue the Offering Period then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Entry Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising purchase rights to purchase Common Stock on such Purchase Date, and terminate the Offering Period then in effect pursuant to Section 19. The Company may make pro rata allocation of the shares of Common Stock available on the Entry Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under the Plan by the Company’s shareholders subsequent to such Entry Date.
     8. Delivery. As soon as administratively practicable after each Purchase Date on which a purchase of shares of Common Stock occurs, the Company shall arrange the delivery to each participant, the shares purchased upon exercise of his or her purchase right in a form determined by the Administrator (in its sole discretion). No participant shall have any voting, dividend, or other shareholder rights with respect to shares of Common Stock subject to any purchase right granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 8.
     9. Withdrawal.
          (a) Under procedures established by the Administrator, a participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her purchase right under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by

Appendix A
the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant as promptly as practicable after the effective date of his or her withdrawal and such participant’s purchase right for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for the Purchase Interval then in progress and, unless the Employee again enrolls in the Plan in accordance with Section 4, no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of any future Purchase Interval in that Offering Period or in the succeeding Offering Period unless the Employee re-enrolls in the Plan in accordance with the provisions of Section 4.
          (b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the participant withdraws.
     10. Termination of Employment. In the event a participant ceases to be an Employee of an Employer, his or her purchase right shall immediately expire and any payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and such participant’s purchase right shall be automatically terminated.
     11. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.
     12. Stock.
          (a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 1,550,000 shares plus any shares which have been reserved but not issued under the Company’s 1995 Employee Stock Purchase Plan as of the date of its termination.
          (b) Shares of Common Stock to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.
     13. Administration. The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.
     14. Designation of Beneficiary.
          (a) A participant may designate a beneficiary who is to receive any shares of Common Stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Purchase Date on which the purchase right is exercised but prior

Appendix A
to delivery to such participant of such shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the purchase right. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.
          (b) In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
          (c) All beneficiary designations under this Section 14 shall be made in such form and manner as the Administrator may prescribe from time to time.
     15. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of a purchase right or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 9.
     16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued under the Plan (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares.
     17. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.
     18. Adjustments, Dissolution, Liquidation, Merger or Change of Control.
          (a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class

Appendix A
of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each purchase right under the Plan which has not yet been exercised, and the numerical limits of Section 6.
          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Purchase Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the participant’s purchase right has been changed to the New Purchase Date and that the participant’s purchase right shall be exercised automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 9.
          (c) Merger or Change of Control. In the event of a merger of the Company with or into another corporation or a Change of Control, each outstanding purchase right shall be assumed or an equivalent purchase right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, the Purchase Interval then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”) and the Offering Period then in progress shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Company’s proposed merger or Change of Control. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the participant’s purchase right has been changed to the New Purchase Date and that the participant’s purchase right shall be exercised automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 9.
     19. Amendment or Termination.
          (a) The Administrator may at any time and for any reason terminate or amend the Plan. Except as otherwise provided in the Plan, no such termination can affect purchase rights previously granted under the Plan, provided that an Offering Period may be terminated by the Administrator on any Purchase Date if the Administrator determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any purchase right theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.
          (b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly

Appendix A
completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.
          (c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
               (i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
               (ii) shortening any Offering Period so that Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Board action; and
               (iii) allocating shares.
Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.
     20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
     21. Conditions Upon Issuance of Shares. Shares of Common Stock shall not be issued with respect to a purchase right under the Plan unless the exercise of such purchase right and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder, the Exchange Act and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
          As a condition to the exercise of a purchase right, the Company may require the person exercising such purchase right to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
     22. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect until terminated pursuant to Section 19.
     23. Automatic Transfer to Low Price Offering Period. To the extent permitted by any applicable laws, regulations, or stock exchange rules if the Fair Market Value of the Common Stock on any Purchase Date in an Offering Period is lower than the Fair Market Value of the Common

Appendix A
Stock on the Enrollment Date of such Offering Period, then all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their purchase right on such Purchase Date and automatically re-enrolled in the immediately following Offering Period and the current Offering Period shall automatically terminate after such purchase of shares on the Purchase Date. The Administrator may shorten the duration of such new Offering Period within five (5) business days following the start date of such new Offering Period.

Appendix A
APPENDIX
     The following definitions shall be in effect under the Plan:
          Definitions.
          (a) “Administrator” means the Board or any committee thereof designated by the Board in accordance with Section 13.
          (b) “Board” means the Board of Directors of the Company.
          (c) “Change of Control” means the occurrence of any of the following events:
               (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
               (ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or
               (iii) The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation.
               (iv) A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan (pursuant to Section 22), or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.
          (d) “Code” means the Internal Revenue Code of 1986, as amended.
          (e) “Common Stock” means the common stock of the Company.
          (f) “Company” means Intevac, Inc., a California corporation.
          (g) “Compensation” means an Employee’s base straight time gross earnings, but exclusive of payments for commissions, overtime, shift premium and other compensation.

Appendix A
          (h) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.
          (i) “Director” means a member of the Board.
          (j) “Employee” means any individual who is a common law employee of an Employer and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.
          (k) “Employer” means any one or all of the Company and its Designated Subsidiaries.
          (l) “Enrollment Date” means the first Trading Day of each Offering Period.
          (m) “Entry Date” means the Enrollment Date or Semi-Annual Entry Date on which an individual becomes a participant in the Plan.
          (n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (o) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
               (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;
               (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;
               (iii) In the absence of an established market for the Common Stock, its Fair Market Value shall be determined in good faith by the Administrator.
          (p) “Offering Periods” means the successive periods of approximately twenty-four (24) months, each comprised of one or more successive Purchase Intervals. The duration and timing of Offering Periods may be changed pursuant to Section 3 of this Plan.
          (q) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

Appendix A
          (r) “Plan” means this 2003 Employee Stock Purchase Plan.
          (s) “Purchase Date” means the last Trading Day in January and July of each year. The first Purchase Date under the Plan shall be January 30, 2004.
          (t) “Purchase Interval” shall mean the approximately six (6) month period running from the first Trading Day in February of each year through the last Trading Day in July of each year or from the first Trading Day in August of each year through the last Trading Day in January of the following year. However, the initial Purchase Interval shall commence on the Enrollment Date of the first Offering Period and end on the last Trading Day in January 2004.
          (u) “Purchase Price” means, for each participant, an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on (i) the Participant’s Entry Date into that Offering Period, or (ii) on the Purchase Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 19.
          (v) “Semi-Annual Entry Date” means the first Trading Day of each Purchase Interval provided that such Trading Day is not an Enrollment Date.
          (w) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
          (x) “Trading Day” means a day on which the U.S. national stock exchanges and the Nasdaq System are open for trading.

Appendix B
INTEVAC, INC.
2004 EQUITY INCENTIVE PLAN
AS AMENDED, MARCH 2011
          1. Purposes of the Plan. The purposes of this Plan are:
•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.
               The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units and Performance Shares.
          2. Definitions. As used herein, the following definitions will apply:
               (a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
               (b) “Affiliated SAR” means a SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised.
               (c) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
               (d) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Performance Units or Performance Shares.
               (e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
               (f) “Awarded Stock” means the Common Stock subject to an Award.
               (g) “Board” means the Board of Directors of the Company.
               (h) “Change in Control” means the occurrence of any of the following events:

Appendix B
               (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
                    (i) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
                    (ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
                    (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
               (j) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.
               (k) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.
               (l) “Common Stock” means the common stock of the Company, or in the case of Performance Units, the cash equivalent thereof.
               (m) “Company” means Intevac, Inc., a California corporation, or any successor thereto.
               (n) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.
               (o) “Cost of Sales as a Percentage of Sales” means as to any Performance Period, the Company’s cost of sales stated as a percentage of sales, determined in accordance with generally accepted accounting principles.
               (p) “Director” means a member of the Board.
               (q) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

Appendix B
               (r) “Earnings Per Share” means as to any Performance Period, the Company’s Profit After Tax, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.
               (s) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
               (t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
               (u) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The terms and conditions of any Exchange Program will be determined by the Administrator in its sole discretion.
               (v) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
                    (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
                    (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
                    (iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
               (w) “Fiscal Year” means the fiscal year of the Company.
               (x) “Free Cash Flow” means as to any Performance Period, the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA), determined in accordance with generally accepted accounting principles.
               (y) “Freestanding SAR” means a SAR that is granted independently of any Option.

Appendix B
               (z) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
               (aa) “Inside Director” means a Director who is an Employee.
               (bb) “Marketing and Sales Expenses as a Percentage of Sales” means as to any Performance Period, the Company’s marketing and sales expenses stated as a percentage of sales, determined in accordance with generally accepted accounting principles.
               (cc) “Net Income as a Percentage of Sales” means as to any Performance Period, the Company’s net income stated as a percentage of sales, determined in accordance with generally accepted accounting principles.
               (dd) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
               (ee) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
               (ff) “Operating Margin” means as to any Performance Period, the Company’s net operating income divided by Revenues, determined in accordance with generally accepted accounting principles.
               (gg) “Option” means a stock option granted pursuant to the Plan.
               (hh) “Outside Director” means a Director who is not an Employee.
               (ii) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
               (jj) “Participant” means a Service Provider who holds an outstanding Award granted under the Plan.
               (kk) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cost of Sales as a Percentage of Sales, (b) Earnings Per Share, (c) Free Cash Flow, (d) Marketing and Sales Expenses as a Percentage of Sales, (e) Net Income as a Percentage of Sales, (f) Operating Margin, (g) Revenue, (h) Total Shareholder Return and (i) Working Capital. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company and/or (v) on a pre-tax or after-tax basis. Prior to the latest possible date that will not jeopardize an Award’s qualification as “performance-based compensation” under Section 162(m) of the Code, the Committee shall

Appendix B
determine whether any element(s) or item(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants.
               (ll) “Performance Period” means the time period of any Fiscal Year or such longer period as determined by the Committee in its sole discretion during which the performance objectives must be met.
               (mm) “Performance Share” means an Award granted to a Participant pursuant to Section 10.
               (nn) “Performance Unit” means an Award granted to a Participant pursuant to Section 10.
               (oo) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
               (pp) “Plan” means this 2004 Equity Incentive Plan.
               (qq) “Profit After Tax” means as to any Performance Period, the Company’s income after taxes, determined in accordance with generally accepted accounting principles.
               (rr) “Restricted Stock” means shares of Common Stock issued pursuant to a Restricted Stock award under Section 8 of the Plan or issued pursuant to the early exercise of an Option.
               (ss) “Revenue” means as to any Performance Period, the Company’s net revenues generated from third parties, determined in accordance with generally accepted accounting principles.
               (tt) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
               (uu) “Section 16(b)” means Section 16(b) of the Exchange Act.
               (vv) “Service Provider” means an Employee, Director or Consultant.
               (ww) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.
               (xx) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a SAR.
               (yy) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

Appendix B
               (zz) “Tandem SAR” means a SAR that is granted in connection with a related Option, the exercise of which will require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR will be canceled to the same extent).
               (aaa) “Total Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.
               (bbb) “Unvested Awards” shall mean Options or Restricted Stock that (i) were granted to an individual in connection with such individual’s position as an Employee and (ii) are still subject to vesting or lapsing of Company repurchase rights or similar restrictions.
               (ccc) “Working Capital” means the Company’s current assets minus current liabilities, determined in accordance with generally accepted accounting principles.
          3. Stock Subject to the Plan.
               (a) Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 4,400,000 Shares plus (a) the number of shares which have been reserved but not issued under the Company’s 1995 Stock Option/Stock Issuance Plan (the “1995 Plan”) as of the effective date of the Plan, and (b) any Shares returned to the 1995 Plan as a result of termination of options or repurchase of Shares issued under such plan, with the maximum number of Shares to be added to the Plan pursuant to clauses (a) and (b) equal to 1,500,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in Shares pursuant to the exercise of an SAR, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of Shares owned by the Participant, the number of Shares available for issuance under the Plan shall be reduced by the gross number of Shares for which the Option is exercised. Notwithstanding anything to the contrary herein, the total number of Shares subject to Awards other than Options or SARs that were granted at per Share exercise prices equal to 100% of Fair Market Value per Share on the grant date may not exceed 20% of the Shares reserved for issuance under the Plan.
               (b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Exchange Program, or, with respect to Options, Restricted Stock, Performance Shares or Performance Units, is forfeited back to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, only Shares actually issued pursuant to an SAR shall cease to be available under the Plan; all remaining Shares under SARs shall remain available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares of Restricted Stock, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares shall become available

Appendix B
for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan.
          4. Administration of the Plan.
               (a) Procedure.
                    (i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
                    (ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.
                    (iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
                    (iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
               (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
                    (i) to determine the Fair Market Value;
                    (ii) to select the Service Providers to whom Awards may be granted hereunder;
                    (iii) to determine the number of Shares to be covered by each Award granted hereunder;
                    (iv) to approve forms of agreement for use under the Plan;
                    (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
                    (vi) to institute an Exchange Program;

Appendix B
                    (vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
                    (viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign laws;
                    (ix) to modify or amend each Award (subject to Section 17(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;
                    (x) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of any Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable;
                    (xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
                    (xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;
                    (xiii) to make all other determinations deemed necessary or advisable for administering the Plan.
               (c) Exchange Program. Notwithstanding anything in this Plan to the contrary, the Administrator shall not have the authority to institute an Exchange Program without the consent of the shareholders.
               (d) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
          5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
          6. Limitations.
               (a) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken

Appendix B
into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
               (b) The following limitations will apply to grants of Options and Stock Appreciation Rights with an exercise price equal to or exceeding 100% of Fair Market Value on the grant date:
                    (i) No Service Provider will be granted, in any Fiscal Year, Options or SARs to purchase more than 200,000 Shares.
                    (ii) In connection with his or her initial service, a Service Provider may be granted Options or SARs to purchase up to an additional 300,000 Shares, which will not count against the limit set forth in Section 6(b)(i) above.
                    (iii) The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 13.
                    (iv) If an Option or SAR is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 13), the cancelled Option or SAR will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.
          7. Stock Options.
               (a) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
               (b) Option Exercise Price and Consideration.
                    (i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
                         (1) In the case of an Incentive Stock Option
                              a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

Appendix B
                              b) granted to any Employee other than an Employee described in paragraph (a) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.
                         (2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.
                         (3) Notwithstanding the foregoing, Incentive Stock Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.
                    (ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
                    (iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note; (4) other Shares, provided Shares acquired directly or indirectly from the Company, (A) have been owned by the Participant and not subject to substantial risk of forfeiture for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised; (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (6) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement; (7) any combination of the foregoing methods of payment; or (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.
               (c) Exercise of Option.
                    (i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
                         An Option will be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as

Appendix B
evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.
                         Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
               (d) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
               (e) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
               (f) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the

Appendix B
Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
               (g) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.
          8. Restricted Stock.
               (a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine provided that during any Fiscal Year, no Service Provider shall receive more than 125,000 Shares of Restricted Stock except that such Service Provider may receive up to an additional 175,000 Shares of Restricted Stock in the fiscal year of the Company in which his or her service as a Service Provider first commences.
               (b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.
               (c) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
               (d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
                    (i) General Restrictions. The Administrator may set restrictions based upon the achievement of specific performance objectives (Company-wide, departmental, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.
                    (ii) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).
               (e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The

Appendix B
Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
               (f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
               (g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
               (h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
          9. Stock Appreciation Rights.
               (a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. The Administrator may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.
               (b) Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider, subject to the limits set forth in Section 6.
               (c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant. However, the exercise price of Tandem or Affiliated SARs will equal the exercise price of the related Option.
               (d) Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (a) the Tandem SAR will expire no later than the expiration of the underlying Incentive Stock Option; (b) the value of the payout with respect to the Tandem SAR will be for no more than one hundred percent (100%) of the difference between the exercise price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR will be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

Appendix B
               (e) Exercise of Affiliated SARs. An Affiliated SAR will be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR will not necessitate a reduction in the number of Shares subject to the related Option.
               (f) Exercise of Freestanding SARs. Freestanding SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.
               (g) SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
               (h) Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Sections 7(d), 7(e) and 7(f) also will apply to SARs.
               (i) Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
                    (i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
                    (ii) The number of Shares with respect to which the SAR is exercised.
     At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
               (j) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares a Stock Appreciation Right previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.
          10. Performance Units and Performance Shares.
               (a) Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Service Provider, provided that during any Fiscal Year, (a) no Service Provider shall receive Performance Units having an initial value greater than $750,000, except that such Service Provider may receive additional Performance Units in the fiscal year of the Company in which his or her service as an Employee first commences with an initial value no greater than $750,000, and (b) no Service Provider shall receive more than 125,000 Performance Shares, except that such Service Provider may receive up to an additional 175,000 Performance Shares in the fiscal year of the Company in which his or her service as a Service Provider first commences. The Administrator will have complete discretion in determining the conditions that must be satisfied.

Appendix B
               (b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
               (c) Performance Objectives and Other Terms. The Administrator will set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
               (d) Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units and/or Performance Shares as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units and/or Performance Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units and/or Performance Shares to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Performance Units and/or Performance Shares which are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units and/or Performance Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).
               (e) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit/Share.
               (f) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
               (g) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
     11. Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, such that vesting shall cease on the first day of any unpaid leave of absence and shall only recommence

Appendix B
upon return to active service. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
     12. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.
     13. Adjustments; Dissolution or Liquidation; or Change in Control.
               (a) Adjustments. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award and the number of Shares as well as the price per share of Common Stock covered by each such outstanding Award and the 162(m) annual share issuance limits under Section 3, 6, 8(a), 9(b) and 10(a) shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.
               (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

Appendix B
               (c) Change in Control.
                    (i) Stock Options and SARS. In the event of a Change in Control, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the Change in Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
                    (ii) Restricted Stock, Performance Shares and Performance Units. In the event of a Change in Control, each outstanding Restricted Stock, Performance Share and Performance Unit award shall be assumed or an equivalent Restricted Stock, Performance Share and Performance Unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Performance Share or Performance Unit award, the Participant shall fully vest in the Restricted Stock, Performance Share or Performance Unit including as to Shares (or with respect to Performance Units, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Performance Share and Performance Unit award shall be considered assumed if, following the Change in Control, the award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control

Appendix B
is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
     14. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
     15. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
     16. Term of Plan. Subject to Section 20 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 17 of the Plan.
     17. Amendment and Termination of the Plan.
               (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
               (b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
               (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
          18. Conditions Upon Issuance of Shares.
               (a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

Appendix B
               (b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
     19. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.
     20. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
INTEVAC, INC.
     Kevin Fairbairn and Jeffrey Andreson, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of Intevac, Inc. which the undersigned is entitled to vote at our Annual Meeting of Stockholders on May 18, 2011, and at any adjournments or postponements thereof, as follows on the reverse side.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

The Board of Directors recommends a vote FOR each of the proposals below. This Proxy will be voted as directed, or, if no direction is indicated, will be voted FOR each of the proposals below and at the discretion of the persons named as proxies upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is voted.
1.	The election of all nominees listed below for the Board of Directors, as described in the Proxy Statement:
Nominees: Norman H. Pond, Kevin Fairbairn, David S. Dury, Stanley J. Hill, Thomas M. Rohrs, John F. Schaefer, and Ping Yang
FOR   ☐          WITHHELD   ☐
     (INSTRUCTION: To withhold authority to vote for any individual nominee, write such name or names in the space provided below.)
2.	Proposal to approve an amendment to increase the maximum number of shares of Common Stock authorized for issuance under the Company’s 2003 Employee Stock Purchase Plan by 300,000 shares:
FOR     ☐          AGAINST     ☐          ABSTAIN     ☐
3.	Proposal to approve an amendment to increase the maximum number of shares of Common Stock authorized for issuance under the Company’s 2004 Equity Incentive Plan by 500,000 shares and approve the material terms of the plan:
FOR     ☐          AGAINST     ☐          ABSTAIN     ☐
4.	Proposal to ratify the appointment of Grant Thornton LLP as independent public accountants of Intevac for the fiscal year ending December 31, 2011:
FOR     ☐          AGAINST     ☐          ABSTAIN     ☐
5.	To recommend, by advisory vote, executive compensation:
FOR     ☐          AGAINST     ☐          ABSTAIN     ☐
6.	To recommend, by advisory vote, the frequency of holding an advisory vote on executive compensation:
1 YEAR     ☐       2 YEARS     ☐       3 YEARS     ☐       ABSTAIN     ☐
7.	Transaction of any other business which may properly come before the meeting and any adjournment or postponement thereof.

DATE: , 2011

(Signature)

(Signature if held jointly)

     (Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian or in any other representative capacity, give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
USING THE ENCLOSED ENVELOPE.